Form 10-K, Exhibit 13
period 1995-12-31
ARROW FINANCIAL CORP
filed 1996-03-28
CIK 717538

Independent Auditors' Report
The Board of Directors and Shareholders of Arrow Financial
Corporation:

       We have audited the accompanying consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended
December 31, 1995. Theses consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, an all material respects, the financial position of Arrow Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

       As discussed in Notes 1 and 17, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's SFAS
No. 109, "Accounting for Income Taxes."

KPMG Peat Marwick LLP
Certified Public Accountants

74 North Pearl Street
Albany, NY 12207
January 19, 1996

Consolidated Balance Sheets
Arrow Financial Corporation and Subsidiaries
(Dollars in Thousands)
                                                                 December 31,
                                                                 1995      1994
ASSETS
Cash and Due from Banks (Note 2)                             $ 23,406  $ 26,624
Federal Funds Sold and Securities Purchased Under
  Agreements to Resell                                         35,100     8,000
Securities Available-for-Sale  (Note 3)                       178,645    53,868
Securities Held-to-Maturity:  (Approximate Fair Value of
  $14,508 in 1995 and $123,519 in 1994)
    (Notes 3 and 20)                                           13,921   129,735

Loans and Leases (Notes 4 and 20)                             517,787   507,553
  Less:  Allowance for Loan Losses (Note 5)                   (12,106)  (12,338)
     Net Loans and Leases                                     505,681   495,215

Premises and Equipment (Note 6)                                13,888    14,590
Other Real Estate Owned (Note 7)                                2,410     3,396
Other Assets                                                   16,739    15,003
      Total Assets                                           $789,790  $746,431

LIABILITIES
Deposits:
  Demand                                                     $ 94,713  $ 93,075
  Regular Savings, N.O.W. & Money
    Market Deposit Accounts                                   352,302   359,143
  Time Certificates of $100,000
    or More (Notes 8 and 20)                                   57,557    36,171
  Other Time Deposits (Notes 8 and 20)                        189,881   162,096
      Total Deposits                                          694,453   650,485
Short-Term Borrowings:  (Note 9)
  Federal Funds Purchased and Securities Sold Under
    Agreements to Repurchase                                   14,045    21,162
  Other Short-Term Borrowings                                   1,252     3,703
Other Liabilities                                              12,536     7,669
Long-Term Debt (Notes 10 and 20)                                  ---     5,007

      Total Liabilities                                       722,286   688,026

Commitments and Contingent Liabilities
   (Notes 3, 13, 18, 19 and 21)

SHAREHOLDERS' EQUITY (Notes 11, 12, 14 and 15)

Preferred Stock, $5 Par Value;
   1,000,000 Shares Authorized                                    ---       ---
Common Stock, $1 Par Value; 20,000,000 Shares Authorized
  (5,979,124 Shares Issued in
  1995 and 5,725,765 in 1994)                                   5,979     5,726
Surplus                                                        40,938    36,102
Undivided Profits                                              24,296    19,149
Valuation Allowance for
  Securities Available-for-Sale                                 1,152      (673)
Unallocated ESOP Shares (43,130 in 1995) (Note 14)               (700)      ---
Treasury Stock (309,833 Shares in 1995 and
  221,109 in 1994, at Cost)                                    (4,161)   (1,899)
      Total Shareholders' Equity                               67,504    58,405
      Total Liabilities and Shareholders' Equity             $789,790  $746,431

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Income
Arrow Financial Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
                                                       Years Ended December 31,
                                                            1995     1994     1993
INTEREST INCOME
  Interest and Fees on Loans and Leases                  $47,988  $42,440  $41,374
  Interest on Deposits with Banks                            ---      ---       68
  Interest and Dividends on Securities Held-to-Maturity:
    U.S. Government, Agencies and Corporations             6,208    6,169    6,348
    State and Municipal Obligations                          733      332      386
    Other Securities                                         483      205      287
  Interest on Federal Funds Sold and Securities
    Purchased Under Agreements to Resell                   1,307      501      618
  Interest and Dividends on
    Securities Available-for-Sale                          3,999    2,867    2,755
        Total Interest Income                             60,718   52,514   51,836

INTEREST EXPENSE
  Interest on Deposits:
    Time Certificates of $100,000 or More                  3,761    1,161      708
    Other Deposits                                        20,055   16,204   18,084
  Interest on Short-Term Borrowings:
    Federal Funds Purchased and Securities
      Sold Under Agreements to Repurchase                    604      273      155
    Other Short-Term Borrowings                              215      121      181
  Interest on Long-Term Debt                                 230      443      455
        Total Interest Expense                            24,865   18,202   19,583
NET INTEREST INCOME                                       35,853   34,312   32,253
  Provision for Loan Losses (Note 5)                       1,170     (950)     690
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                         34,683   35,262   31,563
OTHER INCOME
  Income from Fiduciary Activities                         3,752    3,657    3,661
  Fees for Other Services to Customers                     4,669    4,345    4,459
  Net Gains (Losses) on Securities Transactions               23     (481)      26
  Other Operating Income (Note 16)                         6,052    1,047      966
        Total Other Income                                14,496    8,568    9,112
OTHER EXPENSE
  Salaries and Employee Benefits
    (Notes 13, 14 and 15)                                 16,710   16,204   16,101
  Occupancy Expense of Premises, Net                       2,040    2,168    2,418
  Furniture and Equipment Expense                          1,930    2,076    2,254
  Other Operating Expense (Note 16)                        9,089   10,926   11,345
        Total Other Expense                               29,769   31,374   32,118
INCOME BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE                  19,410   12,456    8,557
    Provision for Income Taxes (Note 17)                   6,986    1,131      381

INCOME BEFORE CUMULATIVE EFFECT
    OF ACCOUNTING CHANGE                                  12,424   11,325    8,176
   Cumulative Effect of a Change in Accounting for
    Income Taxes                                             ---      ---    1,457
NET INCOME                                               $12,424  $11,325  $ 9,633
 . . . . . . . . . . . . . . . . . . . . .
Primary Earnings Per Share:
  Income Before Accounting Change                        $  2.17   $ 1.97   $ 1.44
  Accounting Change                                          ---      ---      .25
    Net Income                                           $  2.17   $ 1.97   $ 1.69

Fully Diluted Earnings Per Share:
  Income Before Accounting Change                        $  2.17   $ 1.90   $ 1.44
  Accounting Change                                          ---      ---      .25
    Net Income                                           $  2.17   $ 1.90   $ 1.69

Per share amounts have been adjusted for the 1995 four percent and the 1994 four percent stock dividends.
The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Statement of Changes in Shareholders' Equity
Arrow Financial Corporation and Subsidiaries
(Dollars in Thousands)



                                            Shares   Common           Undivided
                                            Issued    Stock    Surplus  Profits

Balance at December 31, 1992             5,172,139   $5,172    $28,970  $ 6,998
  Net Income                                   ---      ---        ---    9,633
  Cash Dividends Declared,
    $.096 per Share                            ---      ---        ---     (571)
  4% Stock Dividend                        210,000      210      2,442   (2,652)
  Sale of Common Stock                      89,704       90        938      ---
  Stock Options Exercised                    5,462        5         52      ---
  Valuation Allowance for
  Securities Available-
    for-Sale                                   ---      ---        ---      ---
Balance at December 31, 1993             5,477,305    5,477     32,402   13,408
  Net Income                                   ---      ---        ---   11,325
  Cash Dividends Declared,
    $.356 per Share                            ---      ---        ---   (2,039)
  4% Stock Dividend                        219,823      220      3,325   (3,545)
  Stock Purchase Contracts
    Exercised                               18,581       19        281      ---
  Stock Options Exercised                   10,056       10         94      ---
  Purchase of Treasury Stock
    (35,229 shares)                            ---      ---        ---      ---
  Valuation Allowance for
  Securities Available-
    for-Sale                                   ---      ---        ---      ---
Balance at December 31, 1994             5,725,765    5,726     36,102   19,149
  Net Income                                   ---      ---        ---   12,424
  Cash Dividends Declared,
    $.564 per Share                            ---      ---        ---   (3,196)
  4% Stock Dividend                        229,966      230      3,851   (4,081)
  Stock Purchase Contracts
    Exercised                               23,393       23        303      ---
  Acquisition of Common Stock
    By ESOP (69,500 Shares)                    ---      ---        ---      ---
  Allocation of ESOP Stock
    (29,150 Shares)                            ---      ---         24      ---
  Stock Options Exercised with
    Stock (59,896 Shares)                      ---      ---        ---      ---
  Stock Options Exercised
    (92,066 Shares)                            ---      ---        630      ---
  Tax Benefit for Exercise
    of Stock Options                           ---      ---         28      ---
  Purchase of Treasury Stock
    (110,687 Shares)                           ---      ---        ---      ---
  Valuation Allowance for
    Securities Available-
    for-Sale                                   ---      ---        ---      ---
Balance at December 31, 1995             5,979,124   $5,979    $40,938  $24,296
</TABLE?

Consolidated Statement of Changes in Shareolders' Equity, Continued

                                      Unallocated Unrealized
                                         Employee Gain(Loss)
                                            Stock Securities
                                        Osnership  Available  Treasury
                                             Plan   for Sale     Stock    Total
Balance at December 31, 1992               $  ---    $  ---   $(1,405)  $39,735
  Net Income                                  ---       ---       ---     9,633
  Cash Dividends Declared,
    $.096 per Share                           ---       ---       ---      (571)
  4% Stock Dividend                           ---       ---       ---       ---
  Sale of Common Stock                        ---       ---       ---     1,028
  Stock Options Exercised                     ---       ---       ---        57
  Valuation Allowance for
    Securities Available-
    for-Sale                                  ---       187       ---       187
Balance at December 31, 1993                  ---       187    (1,405)   50,069
  Net Income                                  ---       ---       ---    11,325
  Cash Dividends Declared,
    $.356 per Share                           ---       ---       ---    (2,039)
  4% Stock Dividend                           ---       ---       ---       ---
  Stock Purchase Contracts
    Exercised                                 ---       ---       ---       300
  Stock Options Exercised                     ---       ---       ---       104
  Purchase of Treasury Stock
    (35,229 shares)                           ---       ---      (494)     (494)
  Valuation Allowance for
    Securities Available-
    for-Sale                                  ---      (860)      ---      (860)
Balance at December 31, 1994                  ---      (673)   (1,899)   58,405
  Net Income                                  ---       ---       ---    12,424
  Cash Dividends Declared,
    $.564 per Share                           ---       ---       ---    (3,196)
  4% Stock Dividend                           ---       ---       ---       ---
  Stock Purchase Contracts
    Exercised                                 ---       ---       ---       326
  Acquisition of Common Stock
    By ESOP (69,500 Shares)                (1,173)      ---       ---    (1,173)
  Allocation of ESOP Stock
    (29,150 Shares)                           473       ---       ---       497
  Stock Options Exercised with
    Stock (59,896 Shares)                     ---       ---      (965)     (965)
  Stock Options Exercised
    (92,066 Shares)                           ---       ---       584     1,214
  Tax Benefit for Exercise
    of Stock Options                          ---       ---       ---        28
  Purchase of Treasury Stock
    (110,687 Shares)                          ---       ---    (1,881)   (1,881)
  Valuation Allowance for
    Securities Available-
    for-Sale                                  ---     1,825       ---     1,825
Balance at December 31, 1995               $ (700)   $1,152   $(4,161)  $67,504

Per share amounts have been adjusted for the 1995 four percent and the 1994 four percent stock dividends.  The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows
Arrow Financial Corporation and Subsidiaries
(Dollars in Thousands)                                     Years Ended December 31,
                                                            1995      1994     1993
Operating Activities:
  Net Income                                             $12,424   $11,325  $ 9,633
  Adjustments to Reconcile Net Income to Net
    Cash Provided by Operating Activities:
     Provision for Loan Losses                             1,170      (950)     690
     Provision for Other Real Estate Owned Losses            161       398      638
     Depreciation and Amortization                         1,624     2,167    3,649
     Gains on the Sale of Securities Available-for-Sale      (51)      (73)     ---
     Losses on the Sale of Securities
       Available-for-Sale                                     28       540      ---
     Proceeds from the Sale of Loans                      12,397     6,238   12,660
     Losses (Gains) on the Sale of Loans, Fixed Assets
       and Other Real Estate Owned                          (120)    1,195     (274)
     Deferred Income Taxes                                  (497)   (1,950)  (2,659)
     Decrease (Increase) in Interest Receivable             (725)     (165)     665
     Increase (Decrease) in Interest Payable               1,196        82     (421)
     Decrease (Increase) in Other Assets                  (2,123)      576   (3,388)
     Increase (Decrease) in Other Liabilities              3,763     1,418    2,403
Net Cash Provided By Operating Activities                 29,247    20,801   23,596
Investing Activities:
  Proceeds from the Sale of
    Securities Available-for-Sale                          4,191    16,059   23,906
  Proceeds from the Maturities of Securities
    Available-for-Sale                                    26,407    22,463   33,500
  Purchases of Securities Available-for-Sale             (33,921)  (38,340) (37,005)
  Proceeds from the Maturities of
    Securities Held-to-Maturity                            6,604    51,257   22,039
  Purchases of Securities Held-to-Maturity                (9,157)  (55,473) (72,119)
  Net Increase in Loans and Leases                       (25,206)  (16,170) (28,163)
  Proceeds from Sales of Fixed Assets and
    Other Real Estate Owned                                1,473     4,930    6,021
  Purchases of Fixed Assets                                 (593)     (807)    (390)
Net Cash Used In Investing Activities                    (30,202)  (16,081) (52,211)
Financing Activities:
  Net Increase (Decrease) in Deposits                     43,968    (8,942)   1,552
  Net Increase (Decrease) in Short-Term Borrowings        (9,568)   12,378   (2,575)
  Repayment of Long-Term Debt                             (4,650)      (88)     (88)
  Common Stock Issued                                        ---       100      843
  Exercise of Stock Options                                  164       104       57
  Purchase of Treasury Stock                              (1,881)     (494)     ---
  Cash Dividends Paid                                     (3,196)   (2,039)    (571)
Net Cash Provided By (Used In) Financing Activities       24,837     1,019     (782)
Net Increase (Decrease) In Cash and Cash Equivalents      23,882     5,739  (29,397)
Cash and Cash Equivalents at Beginning of the Year        34,624    28,885   58,282
Cash and Cash Equivalents at End of the Year             $58,506   $34,624  $28,885
Cash and Cash Equivalents:
  Cash and Due From Banks                                $23,406   $26,624  $22,885
  Federal Funds Sold and Securities Purchased Under
    Agreements to Resell                                  35,100     8,000    6,000
  Total Cash and Cash Equivalents                        $58,506   $34,624  $28,885

Supplemental Cash Flow Information:
  Interest Paid                                          $23,670   $18,120  $20,004
  Income Taxes Paid                                        6,908     1,537      858
  Transfer of Loans to Other Real Estate Owned               642     2,493    7,804
  Common Stock Exchanged for Short-Term Borrowings           ---       ---      100
  Common Stock Issued to the Company's ESOP                  ---       ---       85
  Cancellation of Debentures by Exercise of Cancellable
    Mandatory Stock Purchase Contracts                       370       200      ---
  Transfer of Securities Held-to-Maturity to
    Securities Available-for-Sale                        118,200       ---   20,574

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE  1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Arrow Financial Corporation (the"Company") is a bank holding company organized in 1983 under the laws of New York and registered under the Bank Holding Company Act of 1956. The accounting and reporting policies of Arrow Financial Corporation and its subsidiaries conform to generally accepted accounting principles and general practices within the industry. Prior years' financial statements have been reclassified to conform with the current financial statement presentations.

         Principles of Consolidation - The financial statements of the Company and its wholly-owned subsidiaries are consolidated and all material intercompany transactions have been eliminated. In the "Parent Company Only" financial statements, the investment in wholly owned subsidiaries is carried under the equity method of accounting.

         Cash and Cash Equivalents - Cash and cash equivalents in the Consolidated Statements of Cash Flows include the following items: cash at branches, due from bank balances, cash items in the process of collection and federal funds sold.

         Securities -Securities reported as held-to-maturity are those securities which the Company has both the positive intent and ability to hold to maturity and are stated at amortized cost. Securities available-for-sale are reported at fair value, with unrealized gains and losses, net of taxes, reported in a separate component of shareholders' equity. Realized gains and losses are based upon specific identification.
         In November 1995, the FASB issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Guide allowed a one-time reclassification of held-to-maturity securities before December 31, 1995. Accordingly, the Company reclassified $118.2 million of held-to-maturity securities to available-for-sale in December of 1995.

         Loans, Leases and Allowance for Loan Losses - Interest income on commercial loans, mortgages, credit card and installment loans is accrued and credited to income, based upon the principal amount outstanding. The financing method of accounting is used for direct lease contract receivables.
         Loan fees and costs, where material, are deferred and amortized as an adjustment to yield over the lives of the loans originated.
         The allowance for loan losses is established by charges to operations based upon management's evaluation of the loan portfolio, current economic conditions, past loan losses and other factors. In management's opinion, the balance is sufficient to provide for probable loan losses. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Company's market area.
In addition, various Federal and State regulatory agencies, as an integral part of their examination process, review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance in future periods, based on their judgments about information available to them at the time of their examination which may not be currently available to management.
         Loans held for sale are carried at the lower of aggregate cost or market. As of December 31, 1995, there were no loans held for sale.
         On January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114, as amended, requires that impaired loans, except for large groups of smaller-balance homogeneous loans, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company applies the provisions of SFAS No. 114 to all impaired commercial and commercial real estate loans over $250,000, and to all loans restructured subsequent to adoption. Reserves for loan losses for the remaining smaller-balance loans are evaluated under SFAS No. 5. Under the provisions of SFAS No. 114, the Company determines impairment for collateralized loans based on fair value for the collateral less estimated cost to sell. For other loans, impairment is determined by comparing the recorded value of the loan to the present value of the expected cash flows, discounted at the loan's effective interest rate. The Company determines the interest income recognition method on a loan-by-loan basis. Based upon the borrowers' payment histories and cash flow projections, interest recognition methods include full accrual, cash basis and cost recovery. The effect of adopting SFAS No. 114 was not material to the Company's consolidated financial statements.



       In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights", which amended SFAS No. 65 to require that mortgage banking enterprises recognize as separate assets rights to service loans for others, however those servicing rights are acquired. The Company adopted SFAS No. 122 as of January 1, 1995, for loans originated after that date. As of December 31, 1995, the fair value of the Company's mortgage servicing rights measured under SFAS No. 122 amounted to $57 thousand. At December 31, 1995, the magnitude of the serviced loans was not considered so substantial as to require stratification. There was no valuation reserve for mortgage servicing rights at December 31, 1995.

       Other Real Estate Owned - Real estate acquired by foreclosure is recorded at the lower of fair value less estimated costs to sell or cost. Subsequent declines in fair value, after transfer to other real estate owned, are recognized through a valuation allowance. Such declines in fair value along with related operating expenses to administer such properties are charged directly to operating expense.

       Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization included in operating expenses are stated largely on the straight-line method. The provision is based on the estimated useful lives of the assets and, in the case of leasehold improvements, amortization is computed over the terms of the respective leases or their estimated useful lives, whichever is less. Gains or losses on disposition are reflected in earnings.
       Assets subject to finance leases are capitalized and depreciated over the life of the lease with appropriate charges to operating expense for implicit interest amounts.

       Income Taxes - In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement 109 requires a change from the deferred method of accounting for income taxes of Accounting Principles Board
(APB) Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
       Effective January 1, 1993, the Company adopted Statement 109 and has reported the cumulative effect of that change in the 1993 consolidated statement of income.

       Intangible Assets - Intangible assets related to the acquisition of subsidiary banks and branches, and the related amortization, are included in other assets and other noninterest expense, respectively. Intangible assets, which are being amortized over 15 years, amounted to $926,000 and $1,087,000 at December 31, 1995 and 1994, respectively. The related amortization expense totalled $161,000, $172,000 and $185,000 in 1995, 1994 and 1993, respectively. Gains and losses on the sale of loans are recognized at the time of sale and are adjusted to the extent that the average interest rate on the loans sold, adjusted for a normal servicing fee, differs from the yield to the buyer. The resulting deferred loan premium is amortized using the level-yield method over the estimated remaining life of the loans. Such deferred loan premiums amounted to $220,000 and $329,000 at December 31, 1995 and 1994, respectively. The amount of loans serviced for others was $66,633,000 and $72,373,000 at December 31, 1995 and
1994, respectively.

       Long-Lived Assets - In March 1995, the FASB released SFAS No. 121, "Accounting for the Impairment of Long-Lived
Assets and for Long-Lived Assets to Be Disposed Of."   SFAS No.
121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 is effective for years beginning after December 15, 1995, with earlier adoption allowed. The Company plans to adopt SFAS No. 121 in 1996. Management anticipates that the adoption of SFAS No. 121 will not have a material effect on the Company's consolidated financial statements.



       Per Share Computations - Earnings per common share are determined by using the weighted average number of common shares and common stock equivalents outstanding during each year, retroactively adjusted to give effect to the declaration of stock dividends and stock splits.



       Financial Instruments - Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments, both on- and off-balance sheet. The Company is a party to certain financial instruments with off-balance sheet risk, such as: commercial lines of credit, construction lines of credit, credit card lines of credit, overdraft protection, home equity lines of credit, standby letters of credit and, in prior periods, loans sold with recourse. The Company's policy is to record such instruments when funded. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
       Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include credit card servicing operations, deferred taxes, property, plant, equipment, the value of low-cost long-term core deposits and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.
       The carrying amount of certain short-term assets and liabilities, namely; cash and due from banks, federal funds sold, securities sold under agreements to repurchase, demand deposits, savings, N.O.W. and money market deposits, other short-term borrowings, accrued interest receivable and accrued interest payable is a reasonable estimate of fair value. The fair value estimates of other on- and off-balance sheet financial instruments, as well as the method of arriving at fair value estimates, are included in the related footnotes and summarized in Note 20.

NOTE  2:  CASH AND DUE FROM BANKS (In Thousands)

       The bank subsidiaries are required to maintain a reserve balance with the Federal Reserve Bank. The amount of the required balance at December 31, 1995 and 1994 was approximately $8,864 and $8,683, respectively.

NOTE  3:  SECURITIES (In Thousands)

       The fair value of securities, except certain state and municipal securities, is estimated based on published bid prices or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources, so fair value estimates are based on the discounted contractual cash flows using estimated market discount rates that reflect the credit and interest rate risk inherent in the instrument, or for short-term securities, the carrying amount.
       A summary of the amortized costs and the approximate fair values of securities at December 31, 1995 and 1994 is presented below:


Securities Held-to-Maturity:
                                                                  Gross      Gross
December 31, 1995                        Amortized      Fair Unrealized Unrealized
                                              Cost     Value     Gains      Losses

State and Municipal Obligations           $ 13,921  $ 14,508      $648    $   61
  Total Securities Held-to-Maturity       $ 13,921  $ 14,508      $648    $   61

December 31, 1994


U.S. Treasury and Agency Obligations      $ 61,390  $ 59,046      $---    $2,344
State and Municipal Obligations             10,409    10,375        71       105
Mortgage-Backed Securities                  51,904    48,279        11     3,636
Corporate and Other Debt Securities          6,032     5,819       ---       213
  Total Securities Held-to-Maturity       $129,735  $123,519      $ 82    $6,298




Securities Available-for-Sale:
                                                                  Gross      Gross
December 31, 1995                       Amortized      Fair Unrealized Unrealized
                                              Cost    Value       Gains    Losses
U.S. Treasury and Agency Obligations      $113,249  $114,502    $1,458     $ 205
State and Municipal Obligations                338       338       ---       ---
Mortgage-Backed Securities                  54,289    54,651       649       287
Corporate and Other Debt Securities          7,024     7,300       276       ---
Mutual Funds and Equity Securities           1,798     1,854        56       ---
  Total Securities Available-for-Sale     $176,698  $178,645    $2,439     $ 492

December 31, 1994

U.S. Treasury and Agency Obligations       $50,236   $49,063      $  1    $1,174
State and Municipal Obligations              2,180     2,180       ---       ---
Mortgage-Backed Securities                     475       475       ---       ---
Mutual Funds and Equity Securities           2,097     2,150        70        17
  Total Securities Available-for-Sale      $54,988   $53,868      $ 71    $1,191



       A summary of the maturities of securities as of December 31, 1995 is presented below:
                                         Securities Held-      Securities Available-
                                            to-Maturity              for-Sale
                                         Amortized      Fair   Amortized        Fair
                                              Cost     Value        Cost       Value
Within One Year:
  U.S. Treasury and Agency Obligations    $    ---  $    ---  $ 50,014  $ 49,983
  State and Municipal Obligations            1,984     1,984       192       192
  Mortgage-Backed Securities                   ---       ---     3,278     3,311
  Corporate and Other Debt Securities          ---       ---       ---      ---
    Total                                    1,984     1,984    53,484    53,486

From 1 - 5 Years:
  U.S. Treasury and Agency Obligations         ---       ---    63,235    64,519
  State and Municipal Obligations            1,591     1,644        64        64
  Mortgage-Backed Securities                   ---       ---    36,375    36,562
  Corporate and Other Debt Securities          ---       ---     7,024     7,300
    Total                                    1,591     1,644   106,698   108,445


From 5 - 10 Years:
  U.S. Treasury and Agency Obligations         ---       ---       ---       ---
  State and Municipal Obligations            5,492     5,827        82        82
  Mortgage-Backed Securities                   ---       ---     8,020     8,085
  Corporate and Other Debt Securities          ---       ---       ---       ---
    Total                                    5,492     5,827     8,102     8,167

Over 10 Years:
  U.S. Treasury and Agency Obligations         ---       ---       ---       ---
  State and Municipal Obligations            4,854     5,053       ---       ---
  Mortgage-Backed Securities                   ---       ---     6,616     6,693
  Corporate and Other Debt Securities          ---       ---       ---       ---
  Mutual Funds and Equity Securities           ---       ---     1,798     1,854
    Total                                    4,854     5,053     8,414     8,547
      Total Securities                    $ 13,921  $ 14,508  $176,698  $178,645


       Assets pledged to secure public and trust deposits and for other purposes totalled
$114,643 and $121,146 at December 31, 1995 and 1994,
respectively.

NOTE  4:  LOANS AND LEASES (In Thousands)

         Loans and leases at December 31, 1995 and 1994 consisted of the following:
                                                                  1995      1994
Commercial, Financial and Agricultural                        $ 79,993  $ 74,455
Real Estate - Commercial                                        71,622    81,704
Real Estate - Residential                                      238,298   230,943
Real Estate - Construction                                       2,051     5,136
Installment Loans to Individuals                               125,762   115,291
Lease Financing, Net of Unearned Income                             61        24
  Total Loans and Leases                                      $517,787  $507,553

       The carrying amount of net loans and leases at December 31, 1995 and 1994 was $505,681 and $495,215,
respectively. The fair value of net loans and leases at December 31, 1995 and 1994 was $516,999 and $500,325,
respectively.
       Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card and other consumer loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.
       The fair value of performing loans, except residential mortgage and credit card loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, written to secondary market standards and the credit card portfolio, fair value is estimated using quotes from secondary market sources. For other performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.
       Fair value for nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.
       Certain executive officers and directors, including their immediate families and organizations in which they are principals of the company or affiliates, have various loan, deposit and other transactions with the Company. Such transactions are on substantially the same terms, including interest rates and collateral as to loans, as those prevailing at the time for comparable transactions with others. The amount of such related party loans was $5,156 at December 31, 1995 and $4,323 at December 31, 1994. During 1995 the amount of new loans and renewals extended to such related parties was $4,517 and the total of loan repayments was $3,684.
       The Company designates certain loans as nonaccrual when payment of interest and/or principal is due and unpaid for a period of, generally, ninety days or the likelihood of repayment is uncertain in the opinion of management. Loans are classified as "restructured," in compliance with SFAS No. 15, when the Company grants concessionary terms. The Company has no material commitments to make additional advances to nonaccrual or restructured loans. The following table presents the balance of nonaccrual and restructured loans and other information implicit to the interest income accounts.

                                                        1995      1994      1993
Principal Amount at December 31                       $4,244    $4,197   $12,266
Gross Interest That Would Have Been Earned
  Under Original Terms                                   435       537     1,101
Interest Included in Net Income                          116       162       504

NOTE  5:  ALLOWANCE FOR LOAN LOSSES (In Thousands)


       The following summarizes the changes in the allowance for loan losses:

                                                      1995      1994      1993


Balance at Beginning of Year                        $12,338   $16,078   $17,328
Provision for Loan Losses                             1,170      (950)      690
Recoveries                                              369       696     1,147
Charge-Offs                                          (1,771)   (3,486)   (3,087)
Balance at End of Year                              $12,106   $12,338   $16,078


At December 31, 1995 the recorded investment in impaired loans amounted to $2,107 for which the related allowance for loan losses was determined in accordance with SFAS No. 114, as amended. At December 31, 1995 the allowance for loan losses included $340 which represented the amount of the allowance related to $1,663 of impaired loans. There was no related allowance for the remaining $444 of impaired loans. The average recorded investment of impaired loans for 1995 was $1,327 and no interest income was recorded on such loans during the period of impairment.


NOTE  6:  PREMISES AND EQUIPMENT (In Thousands)


       A summary of premises and equipment at December 31,
1995 and 1994 is presented below:
                                                                1995      1994
Bank Premises, Including Land                                 $18,489   $18,315
Equipment, Furniture and Fixtures                              12,931    12,636
Leasehold Improvements                                            334       334
  Sub-Total                                                    31,754    31,285
Accumulated Depreciation and Amortization                     (17,866)  (16,695)
Net Premises and Equipment                                    $13,888   $14,590


       Amounts charged to operations for depreciation and amortization aggregated $1,240,
$1,476 and $1,820  in 1995, 1994 and 1993, respectively.

NOTE  7:  OTHER REAL ESTATE OWNED (In Thousands)

       Other real estate owned, net of an allowance for estimated losses, at December 31,
1995 and 1994 consisted of the following:
                                                                1995      1994
Single-Family 1 - 4 Units                                      $   82    $1,073
Commercial Real Estate                                          2,328     2,128
Construction and Land Development                                 ---       195
Other Real Estate Owned, Net                                   $2,410    $3,396


       The following table summarizes changes in the net carrying amount of other real estate owned at December 31, 1995 and 1994:
                                                                1995      1994
Balance at Beginning of Year                                   $3,396    $7,506
Properties Acquired Through Foreclosure                           642     2,493
Adjustments for Change in Fair Value                             (161)     (398)
Sales                                                          (1,467)   (6,205)
Balance at End of Year                                         $2,410    $3,396

       The following summarizes the changes in the allowance for other real estate owned losses:
                                                                1995      1994
Balance at Beginning of Year                                     $369    $1,150
Additions                                                         161       398
Charge-Offs                                                      (160)   (1,179)
Balance at End of Year                                           $370    $  369


NOTE  8:  TIME DEPOSITS (In Thousands)

                                 Under 3    3 to 6   6 to 12   Over 12
                                  Months    Months    Months    Months     Total
Maturities of Time Certificates
 of $100,000 or More             $34,287   $14,438    $5,566    $3,266   $57,557

       The carrying value of time deposits at December 31, 1995 and 1994 was $247,438 and $198,267, respectively. The fair value of time deposits at December 31, 1995 and 1994 was $247,728 and $197,744, respectively. The fair value of time certificates of deposit is based on the discounted value of contractual cash flows, except that the fair value is limited to the extent that the customer could redeem the certificate after imposition of a premature withdrawal penalty. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

NOTE  9:  SHORT-TERM BORROWINGS (In Thousands)


       A summary of short-term borrowings is presented below:

Federal Funds Purchased and Securities Sold
  Under Agreements to Repurchase:                               1995      1994
   Balance at December 31                                     $14,045   $21,162
    Maximum Month-End Balance                                  14,460    21,162
    Average During the Year                                    12,166     6,674
    Average Rate During the Year                                 4.97%     4.09%
    Rate at December 31                                          4.29%     5.47%

Other Short-Term Borrowings:
        Balance at December 31                                 $1,252    $3,703
    Maximum Month-End Balance                                   8,402     6,587
    Average During the Year                                     3,689     3,163
    Average Rate During the Year                                 5.81%     3.82%
    Rate at December 31                                          5.15%     5.20%

       Securities sold under agreements to repurchase generally mature within ninety days. Federal funds purchased represent overnight transactions. Other short-term borrowings include demand notes issued to the U.S. Treasury, and short-term notes payable.
       The average aggregate borrowing rates were 5.16% and 4.00% for the years 1995 and 1994, respectively.

NOTE  10: LONG-TERM DEBT (In Thousands)


       The following is a summary of the long-term debt at December 31:
                                                                  1995      1994
8.125% Debentures Due 1996                                       $ ---    $4,787
Obligation Under Capitalized Lease                                 ---       220
  Total Long-Term Debt                                           $ ---    $5,007


         The 8.125% Debentures were issued on December 23, 1986 in the face amount of $5,000. The debentures were redeemable, unsecured and subordinated and, if not called, were to have matured on December 1, 1996. The indenture agreement contained certain restrictions on disposition of certain capital stock. The Company redeemed the remaining debentures on July 8, 1995.
         The fair value of long-term debt was determined using rates currently available to the Company for instruments with similar terms and maturities. The estimated fair value at December 31,1994 was $4,843.


NOTE  11: SHAREHOLDERS' EQUITY

       On July 8, 1995 the Company cancelled certain cancellable mandatory stock purchase contracts originally issued on December 26, 1986. The contracts required the purchase of $5,100,000 in common stock at a price of $15.20
(as adjusted) per share not later than December 1, 1995.
Prior to the cancellation, $670,000 of the cancellable mandatory stock purchase contracts had been converted into common shares of the Company.

NOTE  12: REGULATORY RESTRICTIONS

       In the normal course of business, the Company and its subsidiaries operate under certain regulatory restrictions, such as the extent and structure of covered intercompany borrowings and maintenance of reserve requirement balances.
       The principal source of the funds for the payment of shareholder dividends by the Company has been from dividends declared and paid to the Company by its bank subsidiaries. As of December 31, 1995, only the Company's principal bank subsidiary, the Glens Falls National Bank and Trust Company ("GFNB") was in a position to pay dividends without prior regulatory approval. At that time, the maximum amount that could have been paid by GFNB to the Company was approximately $8.7 million.
       The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Act"), in addition to providing substantial additional borrowing authority to the FDIC, contained many provisions that relate to supervisory reforms, deposit insurance reform, curtailment of the "too big to fail" doctrine, risk-based deposit insurance premiums, restrictions on bank activities and consumer matters. Among the key supervisory reform provisions are: requirements for "prompt corrective action" of troubled institutions; classification of institutions based on capital levels, which will be linked to various sanctions; establishment of noncapital "tripwire" standards for safety and soundness assessments; annual on-site examinations; expanded audit requirements and accounting reforms. Measures involving capital based supervision became effective December 1992. Effective dates for other provisions vary.
       Under current Federal Reserve regulations, the Company is prohibited from borrowing from the subsidiary banks unless such borrowings are secured by specific obligations. Additionally, the maximum of any such borrowing is limited to 10% of an affiliate's capital and surplus.

NOTE  13: RETIREMENT PLANS (In Thousands)

       The Company maintains a non-contributory pension plan which covers substantially all employees. Benefits are based on years of service and the participants' final compensation (as defined). The funding policy is to contribute the maximum amount that can be deducted for federal income tax purposes. The Company also maintains a supplemental nonqualified unfunded retirement plan to provide eligible employees of the Company and its subsidiaries with benefits in excess of qualified plan limits imposed by federal tax law.
       The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated financial statements:

                                                Qualified Plan Nonqualified Plan
                                                   1995     1994      1995     1994

Actuarial Present Value of Benefit Obligations:
    Vested Benefit Obligation                   $ 9,552  $ 8,796   $ 1,581   $  604
    Nonvested Benefit Obligation                    241      145         6      ---
    Accumulated Benefit Obligation                9,793    8,941     1,587      604
    Effect of Projected Future
      Compensation Levels                         2,896    2,011       487      347

    Projected Benefit Obligation                 12,689   10,952     2,074      951
Plan Assets at Fair Value                        13,636   12,049       ---      ---
Plan Assets in Excess of
  (Less than) Projected Benefit Obligation          947    1,097    (2,074)    (951)
Unrecognized Net Loss from Past
  Experience Different from
  that Assumed and Effect
  of Changes in Assumptions                       1,113    1,302       186     (209)
Unrecognized Prior Service Cost                     (54)     (61)    1,296      837

Unrecognized Net Asset at Transition
  (being recognized over 15 years)                 (589)    (678)      ---      ---
Adjustment Required to
  Recognize Minimum Liability                       ---      ---      (994)    (281)
  Prepaid (Accrued) Pension Cost                $ 1,417  $ 1,660   $(1,586)  $ (604)


       The following table sets forth the components of the Company's net periodic pension expense:

Qualified Non-contributory Plan:                       1995      1994      1993
Service Cost - Benefits Earned During the Period     $  481      $533      $495
Interest Cost on Projected Benefit Obligation           830       788       754
Actual Return on Plan Assets                         (2,828)     (557)     (912)
Net Amortization and Deferral                         1,759      (542)     (189)
Net Periodic Pension Expense                         $  242      $222      $148

Supplemental Nonqualified Plan:
Service Cost - Benefits Earned During the Period     $   53      $ 40      $---
Interest Cost on Projected Benefit Obligation           142        66        19
Net Amortization and Deferral                           165       104         9
Net Periodic Pension Expense                         $  360      $210      $ 28
</TABLE?

       The actuarial assumptions used to determine the projected benefit obligation at December 31, 1995 and 1994 include a discount rate of 7.25% and 8.0%, respectively, and an assumed rate of increase in future compensation of 4.5% for both years. The expected rate of return on investments was 9.0% for both 1995 and 1994. The plan's assets are primarily comprised of short-term funds and U.S. Treasury obligations, high grade corporate bonds and marketable equity securities.
Plan assets include 130 shares of Arrow Financial Corporation common stock with a market value of $2,414 at December 31, 1995. During 1995, the Plan received $74 in cash dividends on the Company's common stock.
       On January 1, 1993, the Company adopted Statement of
Financial Accounting Standards (SFAS) No. 106, "Employers'
Accounting for Postretirement Benefits Other than Pensions" on a prospective basis. Many of the provisions and concepts of SFAS No. 106 are similar to standards under SFAS No. 87 on accounting for pensions. The accumulated postretirement benefit obligation at the date of adoption amounted to approximately $3,519 and is being amortized over twenty years as a component of net periodic postretirement benefit cost.

       The Company sponsors health and dental care plans along with term life insurance that provide postretirement benefits to eligible full and part-time employees. The medical and life plans are contributory, with retiree contributions based on length of service. The dental plan is fully contributory. The accounting for the health plan provides for automatic increases of Company contributions each year based on the increase in inflation up to a maximum of 5%.
The Company's policy is to fund the cost of postretirement benefits in amounts determined at the discretion of management.

       The following table presents the plan's status reconciled with amounts recognized in the Company's
Consolidated Balance Sheets at December 31, 1995 and 1994:

                                                                1995      1994
Accumulated Postretirement Benefit Obligation:
  Retirees                                                     $2,794    $2,679
  Fully Eligible Active Plan Participants                         177       288
  Other Active Plan Participants                                1,570     1,175
    Total Accumulated Postretirement Benefit Obligation         4,541     4,142
Unrecognized Transition Obligation
  (Being Recognized Over 20 Years)                             (2,977)   (3,157)
Unrecognized Net Loss from Past Experience Different
 from that Assumed and Effect of Changes in Assumptions          (303)      (98)
Accrued Postretirement Benefit Cost                            $1,261    $  887

       Net periodic postretirement benefit cost for the years ended December 31, 1995 and
1994, included the following components:

                                                                1995      1994
  Service Cost                                                  $106      $128
  Interest Cost                                                  305       304
  Net Amortization and Deferral                                  172       203
  Net Periodic Postretirement Benefit Cost                      $583      $635

       For measurement purposes, a 10.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1995; the rate was assumed to decrease gradually to 5.5% for 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $624 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $9. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1995 and 1994 was 7.25% and 8.0%, respectively, and the assumed rate of increase in future compensation was 4.5% for both years.

NOTE  14: OTHER EMPLOYEE BENEFIT PLANS (In Thousands)

       The Company maintains an employee stock ownership plan (ESOP). Substantially all employees of the Company, and its subsidiaries, are eligible to participate upon satisfaction of applicable service requirements. During 1995, the ESOP borrowed $1.2 million from one of the Company's subsidiary banks to purchase outstanding shares of the Company's common stock. The ESOP requires the Company to contribute the amount necessary for the ESOP to discharge its current obligations which included principal and interest payments on the note. Contributions to the ESOP amounted to $750, $750 and $600 for 1995, 1994 and 1993, respectively. As the debt is repaid, shares are released from colllateral and allocated to active employees, based on the proporation of debt and interest paid in the year.

        The Company accounts for the ESOP under SOP 93-6,
and accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in shareholders' equity. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. The ESOP shares as of December 31, 1995 were as follows:
                                                       1995
 Allocated Shares                                       320
 Shares Released for Allocation                          29
 Unallocated Shares                                      43
 Total ESOP Shares                                      392
 Market Value of Unallocated Shares                    $798


 The Company also sponsors an Employee Stock Purchase Plan
(ESPP). Substantially all employees of the Company, and its subsidiaries, are eligible to participate upon satisfaction of applicable service requirements. The aggregate cost of the ESPP as reflected in the Company's financial statements was $81, $67 and $63 in 1995, 1994 and 1993, respectively.
 The Company also sponsors a Short-Term Incentive Award Plan for senior management and a Profit Sharing Plan for substantially all employees. The cost of these plans was $478, $520 and $417 for 1995, 1994 and 1993, respectively.
The Company's subsidiary banks have a variety of performance based incentive compensation plans for their employees.

NOTE  15: STOCK OPTION PLANS

 The Company has established Incentive Stock Option and Non-qualified Stock Option Plans. As amended, these programs reserve 412,432 shares of common stock (adjusted for stock splits and dividends) for issuance to key employees and provide for the granting of stock appreciation rights to key employees. Options may be granted at a price no less than the greater of the par value or fair market value of such shares on the date on which such option is granted, and generally expire ten years from the date of grant. Number of shares and related prices have been adjusted for the effect of the four percent stock dividend declared in 1995 and the four percent stock dividend declared in 1994.

 Stock Appreciation Rights, which were granted in tandem with non-qualified options, entitle the holder of an option to surrender the unexercised option, or any part thereof and receive in exchange a payment in cash representing the difference between the base value and the fair market value of the common stock of the Company.

 In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires Companies not using a fair value based method of accounting for employee stock options or similar plans, to provide pro forma disclosure of net income and earnings per share as if that method of accounting had been applied. The Statement is effective for fiscal years beginning after December 15, 1995. The Company will adopt SFAS No. 123 in 1996 by providing pro forma financial disclosures.
 The following summarizes the Company's stock option plans. Price ranges relate to the 1995 activity.

                                                      1995      1994      1993
Options:
  Outstanding at January 1 ($5.34 - $14.77)         310,159   260,400   217,596
  Granted ($17.63)                                   60,900    70,720    57,152
  Exercised ($5.34 - $14.77)                       (107,099)  (10,459)   (5,921)
  Cancelled ($14.18)                                 (2,080)  (10,502)   (8,427)
  Outstanding at December 31 ($5.34 - $17.63)       261,880   310,159   260,400
  Exercisable at December 31 ($5.34 - $14.77)       134,744   198,795   184,514

NOTE  16: OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE (In Thousands)

       Other operating income included in the consolidated statements of income are as follows:
                                                        1995      1994      1993
Financial Institution Bond Recovery                   $5,000    $  ---     $ ---
All Other                                              1,052     1,047       966
  Total Other Operating Income                        $6,052    $1,047     $ 966

       Other operating expenses included in the consolidated statements of income are as follows:
                                                        1995      1994      1993
Advertising and Promotion                             $  694   $   634   $   646
Stationery and Printing                                  735       736       691
Telephone and Communications                             707       733       790
Postage                                                  989     1,018     1,031
Legal                                                    805       508       538
Other Real Estate Owned Losses, Net                      209     1,716       272
Other Real Estate Owned Expenses                         215       407       922
FDIC and Other Insurance                               1,147     2,004     2,116
All Other                                              3,588     3,170     4,339
  Total Other Operating Expense                       $9,089   $10,926   $11,345

NOTE  17: INCOME TAXES (In Thousands)

       The consolidated provision for income taxes is summarized below:

                                                      1995      1994      1993
Current Tax Expense:
  Federal                                            $5,650    $2,015    $  926
  State                                               1,064     1,070       786
    Total Current Tax Expense                         6,714     3,085     1,712
Deferred Tax Expense:
  Federal                                               321    (1,893)   (1,399)
  State                                                 (49)      (61)       68
    Total Deferred Tax Expense (Benefit)                272    (1,954)   (1,331)
      Total Consolidated Provision for Income Taxes  $6,986    $1,131    $  381


The consolidated provisions for income taxes were less than the amounts computed by applying the U.S. Federal Income Tax Rate of 35% for 1995 and
34% for 1994 and 1993 to pre-tax income
from continuing operations as a result of the following:

                                                       1995      1994      1993
Computed Tax Expense at Statutory Rates              $6,793    $4,235    $2,909
Increase (Reduction) in Income Taxes Resulting From:
  Change in the Beginning of the Year Balance of
    the Valuation Allowance for Deferred Tax
    Assets Allocated to Income Tax Expense              ---    (3,619)   (2,809)
  Tax-Exempt Income                                    (492)     (307)     (379)
  Nondeductible Interest Expense                         74        35        41
  State Taxes, Net of Federal Income Tax Benefit        659       666       564
  Other Items, Net                                      (48)      121        55
    Total Consolidated Provision for Income Taxes    $6,986    $1,131    $  381


       The components of deferred income tax expense (benefit) for the years ended
December 31, 1995,1994 and 1993 are as follows:
                                                       1995      1994      1993
Deferred Tax Expense (Exclusive of the Effects
  of the Decrease in the Valuation Allowance for
  Deferred Tax Assets)                                $ 272   $ 1,665   $ 1,478
Decrease in Beginning of the Year Balance
  of the Valuation Allowance for
  Deferred Tax Assets                                   ---    (3,619)   (2,809)
    Total Deferred Tax Expense (Benefit)              $ 272   $(1,954)  $(1,331)

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:

                                                                  1995      1994
Deferred Tax Assets:
  Allowance for Loan Losses                                     $4,607    $4,236
  Investment Tax Credit Carryforwards                              ---       292
  Alternative Minimum Tax Credit Carryforwards                     ---       899
  Pension and Deferred Compensation Plans                        1,251       974
  Deferred Expenses                                              1,063     1,096
    Total Gross Deferred Tax Assets                              6,921     7,497

Deferred Tax Liabilities:
  Pension Plans                                                    653       766
  Depreciation                                                     412       468
  Deferred Income                                                  796       858
  Other                                                            646       719
    Total Gross Deferred Tax Liabilities                         2,507     2,811
    Net Deferred Tax Asset                                      $4,414    $4,686

       The valuation allowance for deferred tax assets as of January 1, 1994 was $3,619. The net change in the valuation allowance for the years ended December 31, 1995 and 1994 was a decrease of $0 and $3,619, respectively. Not included in net deferred tax assets above are deferred tax liabilities relating to unrealized gains on securities available for sale of $472 at December 31, 1995 and none at December 31, 1994.
       By December 31, 1995, the Company had fully utilized investment tax credit carryforwards for federal income tax purposes. In addition, the Company had also fully utilized alternative minimum tax credit carryforwards.

NOTE  18: LEASE COMMITMENTS (In Thousands)

       At December 31, 1995, the Company was obligated under
a number of noncancellable leases for land, buildings   and
equipment. Certain of these leases provide for escalation clauses and contain renewal options calling for increased rentals as the leases expire.
       Future minimum lease payments on operating leases at December 31, 1995 were as follows:

                                  Operating
                                     Leases
       1996                          $  185
       1997                             154
       1998                             133
       1999                             104
       2000                              33
       Later Years                      536
       Total Minimum Lease Payments  $1,145


NOTE  19: FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET
RISK AND CONTINGENT LIABILITIES
          (In Thousands)

       The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.
These financial instruments include commitments to extend credit, standby letters of credit and loans sold with recourse. Commitments to extend credit include home equity lines of credit, credit card lines of credit, commitments for residential and commercial construction and other personal and commercial lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the involvement the Company has in particular classes of financial instruments.
The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and loans sold with recourse written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
       Financial instruments whose contract amounts represent credit risk as of December 31 are as follows:

                                              1995                  1994
                                     Fixed  Variable  Total   Fixed   Variable    Total
Commitments to Extend Credit        $  --- $75,899  $75,899  $  ---   $77,635   $77,635
Standby Letters of Credit              ---   3,352    3,352     ---     4,533     4,533

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. Credit card lines of credit are generally, unsecured. Home equity lines of credit are secured by residential real estate. Construction lines of credit are secured by underlying real estate. For other lines of credit, the amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
       Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
       Under SFAS No. 107 the fair value of commitments to extend credit is determined by estimating the fees to enter into similar agreements, taking into account the remaining terms and present creditworthiness of the counterparties, and for fixed rate loan commitments, the difference between the current and committed interest rates. The fair value of standby letters of credit is based on the fees currently charged for similar agreements or the cost to terminate the arrangement with the counterparties. The Company provides several types of commercial lines of credit and standby letters of credit to its commercial customers. The pricing of these services is not isolated as the Company considers the customer's complete deposit and borrowing relationship in pricing individual products and services. The commitments to extend credit also include commitments under home equity lines of credit, for which the Company charges no fee. Unadvanced credit card lines comprise the other major category of commitments to extend credit. The bank charges a nominal annual fee to the cardholders which covers both the cost to process purchases made and settled before interest is charged as well as cash advances and financings of purchases. The carrying value and fair value of commitments to extend credit are not material and the Company does not expect to incur any material loss as a result of these commitments.
       In the normal course of business, the Company and its subsidiary banks became involved in a variety of routine legal proceedings including so-called "lender liability" claims, in which borrowers allege that they have suffered loss as a result of inappropriate actions taken by lending banks. At present, there are no legal proceedings pending or threatened which, in the opinion of management and counsel, would result in a material loss to the Company.

NOTE  20: FAIR VALUE OF FINANCIAL INSTRUMENTS (In Thousands)

       The following table presents a summary of the carrying amount and fair value of the Company's financial instruments not carried at fair value:

                                              1995                1994
                                          Carrying      Fair  Carrying      Fair
                                            Amount     Value    Amount     Value
Securities Held-to-Maturity
  (Notes 1 and 3)                         $ 13,921  $ 14,508  $129,735  $123,519
Net Loans and Leases (Notes 1 and 4)       505,681   516,999   495,215   500,325
Time Deposits (Notes 1 and 8)              247,438   247,728   198,267   197,744
Long-Term Debt (Notes 1 and 10)                ---       ---     5,007     4,843

NOTE  21: SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
(In Thousands)

       Most of the Company's loans are with customers in Vermont and northeastern New York. Although the loan portfolios of the subsidiary banks are well diversified, tourism has a substantial impact on the Vermont and the northeastern New York economies. The commitments to extend credit are fairly consistent with the distribution of loans presented in Note 4. Generally, the loans are secured by assets and are expected to be repaid from cash flow or the sale of selected assets of the borrowers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based upon management's credit evaluation of the counterparty. The nature of the collateral varies with the type of loan and may include: residential real estate, cash and securities, inventory, accounts receivable, property, plant and equipment, income producing commercial properties and automobiles.

NOTE  22: PARENT ONLY FINANCIAL INFORMATION (In Thousands)


       Condensed financial information for Arrow Financial
Corporation is as follows:
BALANCE SHEETS                                                       December 31,
                                                                 1995      1994
ASSETS
Cash in Subsidiary Banks                                      $   269   $    79
Interest-Bearing Deposits with Subsidiary Banks                   388     2,408
Securities Available-for-Sale                                      44       475
Investment in Subsidiaries at Equity                           69,949    61,421
Premises and Equipment, Net                                        30       914
Other Assets                                                    2,047     1,693
  Total Assets                                                $72,727   $66,990
LIABILITIES
Long-Term Debt                                                $   ---   $ 4,787
Note Payable - ESOP                                               700       ---
Other Liabilities                                               4,523     3,798
  Total Liabilities                                             5,223     8,585
SHAREHOLDERS' EQUITY
Common Stock                                                    5,979     5,726
Surplus                                                        40,938    36,102
Undivided Profits                                              24,296    19,149
Unallocated ESOP Shares                                          (700)      ---
Valuation Allowance for Securities Available-for-Sale           1,152      (673)
Treasury Stock, at Cost                                        (4,161)   (1,899)
  Total Shareholders' Equity                                   67,504    58,405
  Total Liabilities and Shareholders' Equity                  $72,727   $66,990


STATEMENTS OF INCOME                                 Years Ended December 31,
Income:                                                1995      1994      1993
  Dividends from Bank Subsidiaries                  $ 3,155    $2,075   $ 1,000
  Dividends from Nonbank Subsidiaries                 3,129       ---        30
  Interest and Dividends on Securities
    Available-for-Sale                                   54        55        54
  Other Income (Including Management Fees)            7,416     7,458     7,044
  Net Gains on Securities Transactions                   51        70       ---
    Total Income                                     13,805     9,658     8,128
Expense:
  Interest Expense                                      244       409       491
  Salaries and Benefits                               5,727     5,087     5,030
  Occupancy and Equipment                               969     1,015     1,020
  Other Expense                                       1,406     1,496     1,497
    Total Expense                                     8,346     8,007     8,038
Income Before Income Tax Benefit and Equity
  in Undistributed Net Income of Subsidiaries         5,459     1,651        90
Income Tax Benefit                                      270       448       796
Income Before Equity in Undistributed
  Net Income of Subsidiaries                          5,729     2,099       886
Equity in Undistributed Net
  Income of Subsidiaries                              6,695     9,226     8,747
Net Income                                          $12,424   $11,325   $ 9,633


STATEMENTS OF CASH FLOWS                               Years Ended December 31,
                                                            1995     1994     1993
Operating Activities:
  Net Income                                             $12,424  $11,325  $ 9,633
  Adjustments to Reconcile Net Income to Net Cash
     Provided by Operating Activities:
       Undistributed Earnings of Subsidiaries             (6,695)  (9,226)  (8,747)
       Depreciation and Amortization                          38       41       40
       Gains on the Sale of Securities
         Available-for-Sale                                  (51)     (70)     ---
       Deferred Income Taxes                                (229)    (643)    (292)
       Changes in Other Assets and Liabilities               698    1,218      (33)
Net Cash Provided by Operating Activities                  6,185    2,645      601

Investing Activities:
  Net Decrease (Increase) in Interest-Bearing
  Deposits with Subsidiary Banks                           2,020   (1,199)     108
  Proceeds from the Sale of
    Securities Available-for-Sale                            469      596      ---
  Purchases of Securities Available-for-Sale                 ---     (680)     ---
  Purchases of Securities Held-to-Maturity                   ---      ---      (12)
  Net Return of Capital from Subsidiary Banks                ---    1,000      ---
  Sale of Fixed Assets to Subsidiaries                       859      ---      ---
  Purchase of Fixed Assets                                   ---      (23)     (17)
Net Cash Provided by (Used in) Investing Activities        3,348     (306)      79

Financing Activities:
  Net Decrease in Short-Term Borrowings                      ---      ---   (1,000)
  Repayment of Long-Term Debt                             (4,430)     ---      ---
  Common Stock Issued                                        ---      100      843
  Exercise of Stock Options                                  164      104       57
  Purchase of Treasury Stock                              (1,881)    (494)     ---
  Cash Dividends Paid                                     (3,196)  (2,039)    (571)
Net Cash Used in Financing Activities                     (9,343)  (2,329)    (671)

Net Increase in Cash and Cash Equivalents                    190       10        9
Cash and Cash Equivalents at Beginning of the Year            79       69       60
Cash and Cash Equivalents at End of the Year             $   269   $   79   $    69

Supplemental Cash Flow Information:
  Interest Paid                                          $   277   $  404   $  412
  Income Taxes Paid                                        6,908    1,537      858
  Common Stock Exchanged for Short-Term Borrowings           ---      ---      100
  Common Stock Issued to the Company's ESOP                  ---      ---       85
  Transfer of Securities Held-to-Maturity to
     Securities Available-for-Sale                           ---      ---      482
  Cancellation of Debentures by Exercise of Cancellable
     Mandatory Stock Purchase Contracts                      370      200      ---





NOTE 23:     DISPOSITION OF GREEN MOUNTAIN BANK BRANCHES

       On June 1, 1995 the Company entered into a definitive agreement with the Mascoma Savings Bank, Lebanon, New Hampshire, to sell eight branches of the Green Mountain
Bank. On January 15, 1996, the Company completed the sale of these eight branches, including $40 million of loans and $101 million of deposits. On February 27, 1996, the Company entered into a definitive agreement with ALBANK FSB, an Albany, New York based bank, with Vermont operations, to sell the remaining six Green Mountain Bank branches, including
$112 million of net loans and $110 million of deposits. The Company also entered into a definitive agreement with Vermont National
Bank, a Vermont institution, to sell the Green Mountain Bank trust business. After completion of these sales, the Company will effectively have no remaining operations in Vermont.


NOTE 24:     SUMMARY OF FINANCIAL INFORMATION - UNAUDITED

       The following quarterly financial information for 1995 and 1994 is unaudited, but, in the opinion of management, fairly presents the earnings of the Company. Per share amounts have been adjusted for the 1995 four percent stock dividend and the 1994 four percent stock dividend.

(In Thousands, Except Per Share Amounts)
1995                                                  Fourth   Third  Second   First
                                                 Quarter Quarter  Quarter  Quarter
Total Interest Income                            $15,846  $15,433  $15,043  $14,396
Net Interest Income                                9,269    8,929    8,757    8,898
Provision for Loan Losses                            530      280      230      130
Net Securities Gains                                  23      ---      ---      ---
Net Income                                         2,610    2,490    4,940    2,384

Earnings Per Share - Primary and Fully Diluted       .46      .43      .87      .41

1994

Total Interest Income                            $13,813  $13,303  $12,832  $12,566
Net Interest Income                                8,979    8,787    8,342    8,204
Provision for Loan Losses                             67      108   (1,312)     187
Net Securities Losses                               (471)     ---      ---      (10)
Net Income                                         2,354    3,587    2,761    2,623

Earnings Per Share - Primary                         .41      .63      .48      .45
Earnings Per Share - Fully Diluted                   .40      .60      .46      .44
