Form 10-K, Exhibit 13
period 1996-12-31
ARROW FINANCIAL CORP
filed 1997-03-28
CIK 717538

REPORT OF MANAGEMENT

       The accompanying consolidated financial
statements of Arrow Financial Corporation and Subsidiaries are the responsibility of and have been prepared by management in conformity with generally accepted accounting principles. These statements necessarily include some amounts that are based on best judgments and estimates.
Other financial information in the annual report is consistent with that in the consolidated financial statements.
       Management is responsible for
maintaining a system of internal accounting control. The purpose of the system is to provide reasonable assurance that transactions are recorded in accordance with management's authorization, that assets are safeguarded against loss or unauthorized use, and that underlying financial records support the preparation of financial statements. The system includes written policies and procedures, selection of qualified personnel, appropriate segregation of responsibilities, and the ongoing internal audit function.
       The independent auditors conduct an
annual audit of the Company's consolidated financial statements to enable them to express an opinion as to the fair presentation of the statements. In connection with the audit, the independent auditors consider the internal control structure, to the extent they consider necessary to determine the nature, timing and extent of their auditing procedures. The independent auditors also prepare recommendations regarding internal controls and other accounting and financial related matters.
The implementation of these recommendations by management is monitored directly by the Audit
Committee of the Board of Directors.

Thomas L. Hoy
President and
Chief Executive Officer

John J. Murphy
Executive Vice President,
Treasurer and
Chief Financial Officer


INDEPENDENT AUDITORS' REPORT
THE BOARD OF DIRECTORS AND SHAREHOLDERS OF ARROW
FINANCIAL CORPORATION:

       We have audited the accompanying
consolidated balance sheets of Arrow Financial
Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996.
Theses consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

       In our opinion, the consolidated
financial statements referred to above present fairly, an all material respects, the financial position of Arrow Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



                 KPMG Peat Marwick LLP
                 Certified Public Accountants


Albany, New York
January 17, 1997


CONSOLIDATED BALANCE SHEETS
ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in Thousands)
                                                                 December 31,
                                                                 1996      1995
ASSETS
Cash and Due from Banks (Note 2)                             $ 19,572  $ 23,406
Federal Funds Sold                                             17,925    35,100
    Cash and Cash Equivalents                                  37,497    58,506

Securities Available-for-Sale  (Note 3)                       171,743   178,645
Securities Held-to-Maturity:  (Approximate Fair Value of
  $31,519 in 1996 and $14,508 in 1995) (Notes 3 and 18)        30,876    13,921

Loans and Leases (Notes 4 and 18)                             393,511   517,787
  Less:  Allowance for Loan Losses (Note 5)                    (5,581)  (12,106)
     Net Loans and Leases                                     387,930   505,681

Premises and Equipment (Note 6)                                 9,414    13,888
Other Real Estate Owned (Note 7)                                  136     2,410
Other Assets                                                   15,007    16,739
      Total Assets                                           $652,603  $789,790

LIABILITIES
Deposits:
  Demand                                                     $ 67,877  $ 94,713
  Regular Savings, N.O.W. & Money Market Deposit Accounts     254,312   352,302
  Time Deposits of $100,000 or More (Notes 8 and 18)           83,802    57,557
  Other Time Deposits (Notes 8 and 18)                        135,756   189,881
      Total Deposits                                          541,747   694,453
Short-Term Borrowings:  (Note 9)
  Federal Funds Purchased and Securities Sold Under
    Agreements to Repurchase                                   16,597    14,045
  Other Short-Term Borrowings                                   6,109     1,252
Other Liabilities                                              13,854    12,536

      Total Liabilities                                       578,307   722,286

Commitments and Contingent Liabilities
    (Notes 3, 11, 16, 17, 19 and 21)

SHAREHOLDERS' EQUITY (Notes 10, 12 and 13)

Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized        ---       ---
Common Stock, $1 Par Value; 20,000,000 Shares Authorized
  (6,577,036 Shares Issued in 1996 and 5,979,124 in 1995)       6,577     5,979
Surplus                                                        54,569    40,938
Undivided Profits                                              26,992    24,296
Unallocated ESOP Shares (43,130 Shares in 1995) (Note 12)         ---      (700)
Valuation Allowance for Securities Available-for-Sale             208     1,152
Treasury Stock (817,743 Shares in 1996 and
 309,833 Shares in 1995, at Cost)                             (14,050)   (4,161)
      Total Shareholders' Equity                               74,296    67,504
      Total Liabilities and Shareholders' Equity             $652,603  $789,790

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in Thousands, Except Per Share Data)
                                                           Years Ended December 31,
                                                            1996      1995       1994
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans and Leases                    $42,195   $47,988    $42,440
  Interest on Federal Funds Sold                             642     1,307        501
  Interest and Dividends on Securities
    Available-for-Sale                                    11,102     3,999      2,867
Interest and Dividends on Securities Held-to-Maturity        936     7,424      6,706
        Total Interest and Dividend Income                54,875    60,718     52,514

INTEREST EXPENSE
  Interest on Deposits:
    Time Deposits of $100,000 or More                      4,198     3,761      1,161
    Other Deposits                                        16,737    20,055     16,204
  Interest on Short-Term Borrowings:
    Federal Funds Purchased and Securities
      Sold Under Agreements to Repurchase                    713       604        273
    Other Short-Term Borrowings                              178       215        121
  Interest on Long-Term Debt                                 ---       230        443
        Total Interest Expense                            21,826    24,865     18,202
NET INTEREST INCOME                                       33,049    35,853     34,312
  Provision for Loan Losses (Note 5)                         896     1,170       (950)
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                         32,153    34,683     35,262

OTHER INCOME
  Income from Fiduciary Activities                         3,458     3,752      3,657
  Fees for Other Services to Customers                     3,959     4,669      4,345
  Net Gains (Losses) on Securities Transactions             (101)       23       (481)
  Net Gain on Divestiture of Vermont Operations (Note 21) 15,330       ---        ---
  Other Operating Income (Note 14)                         1,057     6,052      1,047
        Total Other Income                                23,703    14,496      8,568

OTHER EXPENSE
  Salaries and Employee Benefits (Notes 11, 12 and 13)     14,971   16,710     16,204
  Occupancy Expense of Premises, Net                       1,790     2,040      2,168
  Furniture and Equipment Expense                          1,677     1,930      2,076
  Other Operating Expense (Note 14)                        6,336     9,089     10,926
        Total Other Expense                               24,774    29,769     31,374

INCOME BEFORE INCOME TAXES                                31,082    19,410     12,456
  Provision for Income Taxes (Note 15)                    10,822     6,986      1,131
NET INCOME                                               $20,260   $12,424    $11,325

Average Shares Outstanding:
  Primary                                                  5,950     6,285      6,320
  Fully Diluted                                            5,971     6,305      6,697

Earnings Per Common Share:
  Primary                                                 $ 3.40    $ 1.98     $ 1.79
  Fully Diluted                                             3.39      1.97       1.73


Per share amounts have been adjusted for the 1996 ten percent and the 1995 four percent stock dividends.
See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in Thousands)

                                                                    Unallocated   Unrealized
                                                                       Employee   Gain (Loss)
                                                                          Stock   Securities
                                  Shares    Common          Undivided Ownership    Available Treasury
                                  Issued     Stock   Surplus  Profits      Plan     for Sale    Stock      Total
Balance at December 31, 1993   5,477,305    $5,477   $32,402  $13,408    $  ---       $  187  $(1,405)  $50,069
  Net Income                         ---       ---       ---   11,325       ---          ---      ---    11,325
  Cash Dividends Declared,
    $.324 per Share                  ---       ---       ---   (2,039)      ---          ---      ---    (2,039)
  4% Stock Dividend              219,823       220     3,325   (3,545)      ---          ---      ---       ---
  Stock Purchase Contracts
    Exercised                     18,581        19       281      ---       ---          ---      ---       300
  Stock Options Exercised         10,056        10        94      ---       ---          ---      ---       104
  Purchase of Treasury Stock
    (35,229 shares)                  ---       ---       ---      ---       ---          ---     (494)     (494)
  Valuation Allowance for
    Securities Available-
    for-Sale                         ---       ---       ---      ---       ---         (860)     ---      (860)
Balance at December 31, 1994   5,725,765     5,726    36,102   19,149       ---         (673)  (1,899)   58,405
  Net Income                         ---       ---       ---   12,424       ---          ---      ---    12,424
  Cash Dividends Declared,
    $.513 per Share                  ---       ---       ---   (3,196)      ---          ---      ---    (3,196)
  4% Stock Dividend              229,966       230     3,851   (4,081)      ---          ---      ---       ---
  Stock Purchase Contracts
    Exercised                     23,393        23       303      ---       ---          ---      ---       326
  Acquisition of Common Stock
    By ESOP (69,500 Shares)          ---       ---       ---      ---    (1,173)         ---      ---    (1,173)
  Allocation of ESOP Stock
    (28,537 Shares)                  ---       ---        24      ---       473          ---      ---       497
  Stock Options Exercised
    (92,066 Shares)                  ---       ---       630      ---       ---          ---      584     1,214
  Tax Benefit for Exercise
    of Stock Options                 ---       ---        28      ---       ---          ---      ---        28
  Purchase of Treasury Stock
    (170,583 Shares)                 ---       ---       ---      ---       ---          ---   (2,846)    2,846)
  Valuation Allowance for
    Securities Available-
    for-Sale                         ---       ---       ---      ---       ---        1,825      ---     1,825
Balance at December 31, 1995   5,979,124     5,979    40,938   24,296      (700)       1,152   (4,161)   67,504
  Net Income                         ---       ---       ---   20,260       ---          ---      ---    20,260
  Cash Dividends Declared,
    $.664 per Share                  ---       ---       ---   (3,886)      ---          ---      ---    (3,886)
  10% Stock Dividend             597,912       598    13,080  (13,678)      ---          ---      ---       ---
  Allocation of ESOP Stock
    (44,424 Shares)                  ---       ---       252      ---       700          ---      ---       952
  Stock Options Exercised
    (44,381 Shares)                  ---       ---       249      ---       ---          ---      287       536
  Tax Benefit for Exercise
    of Stock Options                 ---       ---        50      ---       ---          ---      ---        50
  Purchase of Treasury Stock
    (481,584 Shares)                 ---       ---       ---      ---       ---          ---  (10,176)  (10,176)
  Valuation Allowance for
    Securities Available-
    for-Sale                         ---       ---       ---      ---       ---         (944)     ---      (944)
Balance at December 31, 1996   6,577,036    $6,577  $ 54,569  $26,992    $  ---       $  208   (14,050)  $74,296

Per share amounts have been adjusted for the 1996 ten percent and the 1995 four percent stock dividends.
Included in the shares issued for the stock dividends in 1996, 1995 and 1994 were treasury shares of 70,707,
10,207 and 7,350, respectively, and for 1996 and 1995, unallocated ESOP shares of 1,294 and 2,167, respectively.
See notes to consolidated financial statements.


ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
                                                              Years Ended December 31,
                                                              1996        1995        1994
Operating Activities:
  Net Income                                               $20,260     $12,424     $11,325
  Adjustments to Reconcile Net Income to Net
    Cash Provided by Operating Activities:
     Provision for Loan Losses                                 896       1,170        (950)
     Provision for Other Real Estate Owned Losses               85         161         398
     Depreciation and Amortization                           1,200       1,624       2,167
     Compensation Expense for Allocated ESOP Shares            252          24         ---
     Net Gain on Divestiture of Vermont Operations         (15,330)        ---         ---
     Gains on the Sale of Securities Available-for-Sale       (243)        (51)        (73)
     Losses on the Sale of Securities Available-for-Sale       344          28         540
     Proceeds from the Sale of Loans                         4,882      12,397       6,238
     Losses (Gains) on the Sale of Loans, Fixed Assets
       and Other Real Estate Owned                             135        (120)      1,195
     Deferred Income Tax Expense (Benefit)                      79         272      (1,954)
     Decrease (Increase) in Interest Receivable              1,130        (725)       (165)
     Increase (Decrease) in Interest Payable                  (561)      1,196          82
     Decrease (Increase) in Other Assets                       991      (2,904)        580
     Increase (Decrease) in Other Liabilities               (1,233)      3,751       1,418
Net Cash Provided By Operating Activities                   12,887      29,259      20,801
Investing Activities:
  Proceeds from the Sale of Securities Available-for-Sale   51,040       4,191      16,059
  Proceeds from the Maturities of Securities
    Available-for-Sale                                      36,454      26,407      22,463
  Purchases of Securities Available-for-Sale               (82,398)    (33,921)    (38,340)
  Proceeds from the Maturities of
    Securities Held-to-Maturity                                848       6,604      51,257
  Purchases of Securities Held-to-Maturity                 (17,814)     (9,157)    (55,473)
  Proceeds from Loans Sold in Branch Divestitures          147,503         ---         ---
  Net Increase in Loans and Leases                         (32,437)    (25,206)    (16,170)
  Proceeds from Fixed Assets Sold in Branch Divestitures     2,525         ---         ---
  Proceeds from Sales of Fixed Assets and
    Other Real Estate Owned                                  2,513       1,473       4,930
  Purchases of Fixed Assets                                 (2,099)       (593)       (807)
  Proceeds from the Sale of Vermont Trust Operations         3,000         ---         ---
Net Cash Provided By (Used In) Investing Activities        109,135     (30,202)    (16,081)
Financing Activities:
  Deposits Transferred in Branch
    Divestitures, net of Premium                          (192,953)        ---         ---
  Net Increase (Decrease) in Deposits                       55,989      43,968      (8,942)
  Net Increase (Decrease) in Short-Term Borrowings           7,409      (9,568)     12,378
  Repayment of Long-Term Debt                                  ---      (4,690)        (88)
  Common Stock Issued                                          ---         ---         100
  Exercise of Stock Options                                    412         164         104
  Disqualifying Disposition of Incentive Stock Options          50          28         ---
  Purchase of Treasury Stock                               (10,052)     (1,881)       (494)
  Cash Dividends Paid                                       (3,886)     (3,196)     (2,039)
Net Cash (Used In) Provided By Financing Activities       (143,031)     24,825       1,019
Net (Decrease) Increase In Cash and Cash Equivalents       (21,009)     23,882       5,739
Cash and Cash Equivalents at Beginning of the Year          58,506      34,624      28,885
Cash and Cash Equivalents at End of the Year               $37,497     $58,506     $34,624


Supplemental Cash Flow Information:
  Interest Paid                                            $22,387     $23,670     $18,120
  Income Taxes Paid                                         11,235       6,908       1,537
  Transfer of Loans to Other Real Estate Owned                 302         642       2,493
  Cancellation of Debentures by Exercise of Cancellable
    Mandatory Stock Purchase Contracts                         ---         370         200
  Transfer of Securities Held-to-Maturity to
    Securities Available-for-Sale                              ---     118,200         ---




See notes to consolidated financial statements.

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

         Principles of Consolidation - The
financial statements of the Company and its wholly owned subsidiaries are consolidated and all material intercompany transactions have been eliminated. In the "Parent Company Only" financial statements, the investment in wholly owned subsidiaries is carried under the equity method of accounting. When necessary, prior years' financial statements have been reclassified to conform with the current financial statement presentations.

         Cash and Cash Equivalents - Cash and cash equivalents in the Consolidated Statements of Cash Flows include the following items: cash at branches, due from bank balances, cash items in the process of collection and federal funds sold.

         Securities -Securities reported as held-to
-maturity are those securities which the Company has both the positive intent and ability to hold to maturity and are stated at amortized cost. Securities available-for-sale are reported at fair value, with unrealized gains and losses, net of taxes, reported in a separate component of shareholders' equity. Realized gains and losses are based upon specific identification. The cost of securities is adjusted for amortization of premium and accretion of discount, which is calculated on an effective interest rate method.
         In November 1995, the Financial
Accounting Standards Board (FASB) issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity
Securities." The Guide allowed a one-time reclassification of held-to-maturity securities before December 31, 1995. Accordingly, the
Company reclassified $118.2 million of held-to-maturity securities to available-for-sale in
December of 1995.

         Loans, Leases and Allowance for Loan
Losses - Interest income on commercial loans, mortgages, credit card and installment loans is accrued and credited to income, based upon the principal amount outstanding. The financing method of accounting is used for direct lease contract receivables.
         Loan fees and costs, where material, are deferred and amortized as an adjustment to yield over the lives of the loans originated.
         The allowance for loan losses is
maintained by charges to operations based upon management's evaluation of the loan portfolio, current economic conditions, past loan losses and other factors. In management's opinion, the balance is sufficient to provide for probable loan losses. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Company's market area. In addition, various
Federal and State regulatory agencies, as an integral part of their examination process, review the Company's allowance for loan losses.
Such agencies may require the Company to recognize additions to the allowance in future periods, based on their judgments about information available to them at the time of their examination which may not be currently available to management.
         On January 1, 1995, the Company adopted
Statement of Financial Accounting Standards
(SFAS) No. 114, "Accounting by Creditors for
Impairment of a Loan." SFAS No. 114, as amended, requires that impaired loans, except for large groups of smaller-balance homogeneous loans, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company applies the provisions of SFAS No. 114 to all impaired commercial and commercial real estate loans over $250,000, and to all loans restructured subsequent to adoption. Reserves for loan losses for the remaining smaller-balance loans are evaluated under SFAS No. 5. Under the provisions of SFAS No. 114, the Company determines impairment for collateralized loans based on fair value of the collateral less estimated cost to sell. For other loans, impairment is determined by comparing the recorded value for the loan to the present value of the expected cash flows, discounted at the loan's effective interest rate. The Company determines the interest income recognition method on a loan-by-loan basis. Based upon the borrowers' payment histories and cash flow projections, interest recognition methods include full accrual, cash basis and cost recovery. The effect of adopting SFAS No. 114 was not material to the Company's consolidated financial statements.
       In May 1995, the FASB issued SFAS No.
122, "Accounting for Mortgage Servicing Rights", which amended SFAS No. 65 to require that mortgage banking enterprises recognize as separate assets rights to service loans for others, however those servicing rights are acquired. The Company adopted SFAS No. 122 as of
January 1, 1995, for loans originated after that date. At December 31, 1996 and 1995, the carrying amount of the Company's mortgage servicing rights measured under SFAS No. 122 amounted to $57 thousand for each period. At
December 31, 1996 and 1995, the magnitude of the serviced loans was not considered so substantial as to require stratification for purposes of evaluation for impairment. There was no valuation reserve for mortgage servicing rights at December 31, 1996 and 1995, as fair value approximated carrying value.

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

       Income Taxes - The Company accounts for
income taxes under the asset and liability method of accounting for income taxes under SFAS No.
109.  Under the asset and liability method,
deferred tax assets and liabilities are
recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities for a change in tax rates is recognized in income in the period that includes the enactment date. The Company's policy is that deferred tax assets are reduced by a valuation reserve if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

       Intangible Assets - Intangible assets
related to the acquisition of subsidiary banks
and branches, and the related amortization, are
included in other assets and other noninterest
expense, respectively.  Intangible assets, which
are being amortized over 15 years, amounted to
$351,000 and $926,000 at December 31, 1996 and
1995, respectively.  The related amortization
expense totalled $86,000, $161,000 and $172,000
in 1996, 1995 and 1994, respectively.  During
1996, a reduction of $489,000 in intangible
assets was attributable to the disposition of
Vermont operations.   Gains and losses on the
sale of loans are recognized at the time of sale and are adjusted to the extent that the average interest rate on the loans sold, adjusted for a normal servicing fee, differs from the yield to the buyer. The resulting deferred loan premium is amortized using the level-yield method over the estimated remaining life of the loans. Such deferred loan premiums amounted to $220,000 at December 31, 1995. There were no deferred loan premiums at December 31, 1996. The amount of loans serviced for others was $21,396,000 and $66,633,000 at December 31, 1996 and 1995,
respectively.

       Long-Lived Assets - On January 1, 1996,
the Company adopted SFAS No. 121, "Accounting for
the Impairment of Long-Lived Assets and for Long-
Lived Assets to Be Disposed Of."   SFAS No. 121
requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell.
Adoption of SFAS No. 121 did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.


       Transfers and Servicing of Financial
Assets and Extinguishments of Liabilities - In
June 1996, the FASB issued SFAS No. 125,
"Accounting for Transfers and Servicing of Financial
Assets and Extinguishments of Liabilities."  SFAS
No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996
(except for certain provisions which were deferred for one year by SFAS No. 127) and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of SFAS No. 125 will have a material impact on the Company's consolidated financial position, results of operations, or liquidity.

       Per Share Computations - Earnings per
common share are determined by using the weighted average number of common shares and common stock equivalents outstanding during each year, retroactively adjusted to give effect to the declaration of stock dividends and stock splits.

       Financial Instruments - Statement of
Financial Accounting Standards No. 107,
"Disclosures about Fair Value of Financial
Instruments," requires that the Company disclose estimated fair values for its financial instruments, both on- and off-balance sheet. The
Company is a party to certain financial
instruments with off-balance sheet risk, such as:
commercial lines of credit, construction lines of credit, credit card lines of credit, overdraft protection, home equity lines of credit, standby letters of credit and, in prior periods, loans sold with recourse. The Company's policy is to record such instruments when funded. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.
These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
       Fair value estimates are based on
existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates.
Other significant assets and liabilities that are not considered financial assets or liabilities include credit card servicing operations, deferred taxes, property, plant, equipment, the value of low-cost long-term core deposits and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.
       The carrying amount of certain short-term assets and liabilities, namely; cash and due from banks, federal funds sold, securities sold under agreements to repurchase, demand deposits, savings, N.O.W. and money market deposits, other short-term borrowings, accrued interest receivable and accrued interest payable is a reasonable estimate of fair value. The fair value estimates of other on- and off-balance sheet financial instruments, as well as the method of arriving at fair value estimates, are included in the related footnotes and summarized in Note 18.

       Use of Estimates - Management of the
Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles.
Actual results could differ from those estimates.

NOTE  2:  CASH AND DUE FROM BANKS (In
Thousands)

       The bank subsidiaries are required to
maintain a reserve balance with the Federal
Reserve Bank. The amount of the required balance at December 31, 1996 and 1995 was approximately
$8,122 and $8,864, respectively.

NOTE  3:  SECURITIES (In Thousands)

       The fair value of  securities, except
certain state and municipal securities, is estimated based on published bid prices or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources, so fair value estimates are based on the discounted contractual cash flows using estimated market discount rates that reflect the credit and interest rate risk inherent in the instrument, or for short-term securities, the carrying amount.
       A summary of the amortized costs and the approximate fair values of securities at December
31, 1996 and 1995 is presented below:


Securities Available-for-Sale:
                                                                   Gross       Gross
                                         Amortized      Fair  Unrealized  Unrealized
                                              Cost     Value       Gains      Losses
December 31, 1996
U.S. Treasury and Agency Obligations      $ 95,553  $ 95,733      $  422       $ 242
Collateralized Mortgage Obligations         42,791    42,894         454         351
Other Mortgage-Backed Securities            21,901    21,732          77         246
Corporate and Other Debt Securities          8,994     9,184         190         ---
Mutual Funds and Equity Securities           2,142     2,200          58         ---
  Total Securities Available-for-Sale     $171,381  $171,743      $1,201       $ 839

December 31, 1995
U.S. Treasury and Agency Obligations      $113,249  $114,502      $1,458       $ 205
State and Municipal Obligations                338       338         ---         ---
Collateralized Mortgage Obligations         43,892    44,173         525         244
Other Mortgage-Backed Securities            10,397    10,478         124          43
Corporate and Other Debt Securities          7,024     7,300         276         ---
Mutual Funds and Equity Securities           1,798     1,854          56         ---
  Total Securities Available-for-Sale     $176,698  $178,645      $2,439       $ 492

Securities Held-to-Maturity:
                                                                   Gross       Gross
                                         Amortized      Fair  Unrealized  Unrealized
                                              Cost     Value       Gains      Losses
December 31, 1996
State and Municipal Obligations           $ 19,765  $ 20,423        $663      $    5
Other Mortgage-Backed Securities            11,111    11,096         ---          15
  Total Securities Held-to-Maturity       $ 30,876  $ 31,519        $663      $   20

December 31, 1995
State and Municipal Obligations           $ 13,921  $ 14,508        $648      $   61
  Total Securities Held-to-Maturity       $ 13,921  $ 14,508        $648      $   61

       A summary of the maturities of
securities as of December 31, 1996 is presented below. Collateral mortgage obligations are included in the schedule based on their expected average lives and other mortgage-backed securities by final maturity date.


                                       Securities Available-   Securities Held-
                                              for-Sale            to-Maturity
                                         Amortized      Fair Amortized      Fair
                                              Cost     Value      Cost     Value
Within One Year:
  U.S. Treasury and Agency Obligations    $ 33,994  $ 34,141  $    ---    $  ---
  State and Municipal Obligations              ---       ---     1,888     1,890
  Collateralized Mortgage Obligations        1,498     1,536       ---       ---
  Other Mortgage-Backed Securities             339       335       ---       ---
  Corporate and Other Debt Securities        1,001     1,010       ---       ---
    Total                                   36,832    37,022     1,888     1,890

From 1 - 5 Years:
  U.S. Treasury and Agency Obligations      50,563    50,767       ---       ---
  State and Municipal Obligations              ---       ---     2,784     2,893
  Collateralized Mortgage Obligations       32,104    32,230       ---       ---
  Other Mortgage-Backed Securities           4,208     4,195       ---       ---
  Corporate and Other Debt Securities        7,993     8,174       ---       ---
    Total                                   94,868    95,366     2,784     2,893

From 5 - 10 Years:
  U.S. Treasury and Agency Obligations      10,996    10,825       ---       ---
  State and Municipal Obligations              ---       ---     5,417     5,669
  Collateralized Mortgage Obligations        8,188     8,110       ---       ---
  Other Mortgage-Backed Securities           1,595     1,581       ---       ---
  Corporate and Other Debt Securities          ---       ---       ---       ---
    Total                                   20,779    20,516     5,417     5,669

Over 10 Years:
  U.S. Treasury and Agency Obligations         ---       ---       ---       ---
  State and Municipal Obligations              ---       ---     9,676     9,971
  Collateralized Mortgage Obligations        1,001     1,018       ---       ---
  Other Mortgage-Backed Securities          15,759    15,621    11,111    11,096
  Corporate and Other Debt Securities          ---       ---       ---       ---
  Mutual Funds and Equity Securities         2,142     2,200       ---       ---
    Total                                   18,902    18,839    20,787    21,067
      Total Securities                    $171,381  $171,743  $ 30,876  $ 31,519

       The carrying amount of securities
pledged to secure public and trust deposits and for other purposes totalled $144,367 and $114,643 at December 31, 1996 and 1995, respectively.

NOTE  4:  LOANS AND LEASES (In Thousands)

         Loans and leases at December 31, 1996 and 1995 consisted of the following:

                                                                  1996      1995
Commercial, Financial and Agricultural                        $ 48,372  $ 79,993
Real Estate - Commercial                                        36,302    71,622
Real Estate - Residential                                      168,429   238,298
Real Estate - Construction                                         971     2,051
Installment Loans to Individuals                               139,395   125,762
Lease Financing, Net of Unearned Income                             42        61
  Total Loans and Leases                                      $393,511  $517,787



       The carrying amount of net loans and
leases at December 31, 1996 and 1995 was $387,930 and $505,681, respectively. The fair value of net loans and leases at December 31, 1996 and 1995 was $392,128 and $516,999, respectively.
       Fair values are estimated for portfolios of loans with similar financial characteristics.
Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card and other consumer loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.
       The fair value of performing loans is
calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.
       Fair value for nonperforming loans is
based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.
       Certain executive officers and directors, including their immediate families and organizations in which they are principals of the company or affiliates, have various loan, deposit and other transactions with the Company. Such transactions are on substantially the same terms, including interest rates and collateral as to loans, as those prevailing at the time for comparable transactions with others. The amount of such related party loans was $4,652 at December 31, 1996 and $4,277 at December 31,
1995. During 1996 the amount of new loans and renewals extended to such related parties was $3,216 and the total of loan repayments was $3,291.
       The Company designates certain loans as
nonaccrual when payment of interest and/or principal is due and unpaid for a period of, generally, ninety days or the likelihood of repayment is uncertain in the opinion of management. Loans are classified as
"restructured," in compliance with SFAS No. 15, when the Company grants concessionary terms. The
Company has no material commitments to make additional advances to nonaccrual or restructured loans. The following table presents the balance of nonaccrual and restructured loans and other information implicit to the interest income accounts.

                                                        1996      1995      1994
Principal Amount at December 31                       $2,297    $4,244    $4,197
Gross Interest That Would Have Been Earned
  Under Original Terms                                   232       435       537
Interest Included in Net Income                           48       116       162


NOTE  5:  ALLOWANCE FOR LOAN LOSSES (In Thousands)


       The following summarizes the changes in the allowance for loan losses:
                                                       1996      1995      1994
Balance at Beginning of Year                        $12,106   $12,338   $16,078
Provision for Loan Losses                               896     1,170      (950)
Recoveries                                              366       369       696
Charge-Offs                                            (946)   (1,771)   (3,486)
Transfer with Loan Sales                             (6,841)      ---       ---
Balance at End of Year                              $ 5,581   $12,106   $12,338


       At December 31, 1996 and 1995, the
recorded investment in impaired loans amounted to $1,301 and $2,107, respectively. At December 31,
1996, the allowance for loan losses included
$195, which represented the amount of allowance related to the impaired loans at that date. At
December 31, 1995, the allowance for loan losses included $340, which represented the amount of the allowance related to $1,663 of impaired loans. There was no related allowance for the remaining $444 of impaired loans. The average recorded investment in impaired loans for 1996 and 1995 was $1,465 and $1,327, respectively.
During 1996 and 1995, no interest income was recorded on such loans during the period of impairment.


NOTE  6:  PREMISES AND EQUIPMENT (In Thousands)

       A summary of premises and equipment at December 31, 1996 and 1995 is presented below:
                                                                1996      1995
Bank Premises, Including Land                                 $11,202   $18,489
Equipment, Furniture and Fixtures                               8,992    12,931
Leasehold Improvements                                             20       334
  Sub-Total                                                    20,214    31,754
Accumulated Depreciation and Amortization                     (10,800)  (17,866)
Net Premises and Equipment                                    $ 9,414   $13,888

       Amounts charged to operations for
depreciation and amortization totaled $879,
$1,240 and $1,476  in 1996, 1995 and 1994,
respectively.

NOTE  7:  OTHER REAL ESTATE OWNED (In Thousands)

       Other real estate owned, net of an allowance for estimated losses, at December 31,
1996 and 1995 consisted of the following:
                                                                1996      1995
Single-Family 1 - 4 Units                                      $  ---    $   82
Commercial Real Estate                                             86     2,328
Construction and Land Development                                  50       ---
Other Real Estate Owned, Net                                   $  136    $2,410

       The following table summarizes changes in the net carrying amount of other real estate owned at December 31, 1996 and 1995:
                                                                1996      1995
Balance at Beginning of Year                                   $2,410    $3,396
Properties Acquired Through Foreclosure                           302       642
Adjustments for Change in Fair Value                              (85)     (161)
Sales                                                          (2,491)   (1,467)
Balance at End of Year                                         $  136    $2,410

         The following summarizes the changes in the allowance for other real estate owned losses:
                                                                1996      1995
Balance at Beginning of Year                                     $370      $369
Additions                                                          85       161
Charge-Offs                                                      (347)     (160)
Balance at End of Year                                           $108      $370



NOTE  8:  TIME DEPOSITS (In Thousands)

       The following summarizes the contractual maturities of time deposits during years subsequent to December 31, 1996:
                                                                 Time
                                                             Deposits     Other
                                                          of $100,000      Time
                                                              or More  Deposits
1997                                                          $79,761   $96,674
1998                                                            1,546    26,893
1999                                                              428     3,606
2000                                                            1,463     5,337
2001                                                              604     3,246
Total                                                         $83,802  $135,756

       The carrying value of time deposits at
December 31, 1996 and 1995 was $219,558 and
$247,438, respectively. The fair value of time deposits at December 31, 1996 and 1995 was $219,558 and $247,728, respectively. The fair value of time deposits is based on the discounted value of contractual cash flows, except that the fair value is limited to the extent that the customer could redeem the certificate after imposition of a premature withdrawal penalty.
The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

NOTE  9:  SHORT-TERM BORROWINGS (In Thousands)

       A summary of short-term borrowings is presented below:

Federal Funds Purchased and Securities Sold
  Under Agreements to Repurchase:                               1996      1995
        Balance at December 31                                $16,597   $14,045
    Maximum Month-End Balance                                  20,099    14,460
    Average During the Year                                    15,043    12,166
    Average Rate During the Year                                 4.72%     4.97%
    Rate at December 31                                          4.39%     4.29%
Other Short-Term Borrowings:
        Balance at December 31                                 $6,109    $1,252
    Maximum Month-End Balance                                   8,336     8,402
    Average During the Year                                     3,430     3,689
    Average Rate During the Year                                 5.20%     5.81%
    Rate at December 31                                          5.50%     5.15%

Average Aggregate Borrowing Rates                                4.81%     5.16%

       Securities sold under agreements to
repurchase generally mature within ninety days.
The Company maintains control over the securities underlying the agreements. Federal funds purchased represent overnight transactions.
Other short-term borrowings include demand notes issued to the U.S. Treasury, and Federal Home
Loan Bank (FHLB) borrowings.
       The subsidiary banks have lines of credit available with the FHLB. At December 31, 1996, the subsidiary banks could borrow up to approximately $29 million, of which $3 million was outstanding.


NOTE  10: REGULATORY MATTERS (In Thousands)

       In the normal course of business, the
Company and its subsidiaries operate under certain regulatory restrictions, such as the extent and structure of covered intercompany borrowings and maintenance of reserve requirement balances.
       The principal source of the funds for the payment of shareholder dividends by the Company has been from dividends declared and paid to the Company by its bank subsidiaries. As of December
31, 1996, only the Company's principal bank subsidiary, the Glens Falls National Bank and
Trust Company ("GFNB") was in a position to pay dividends without prior regulatory approval. At that time, the maximum amount that could have been paid by GFNB to the Company was approximately $8.6 million.
       Under current Federal Reserve
regulations, the Company is prohibited from borrowing from the subsidiary banks unless such borrowings are secured by specific obligations.
Additionally, the maximum of any such borrowing is limited to 10% of an affiliate's capital and surplus.
       The Company and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on an institution's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
       Quantitative measures established by
regulation to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum capital amounts and ratios (set forth in the table below) of total and Tier I capital (as defied in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).
Management believes, as of December 31, 1996, that the Company and all subsidiary banks meet all capital adequacy requirements to which they are subject.
       As of December 31, 1996, the most recent notification from the Federal Reserve Bank of New
York (the primary regulator of the Company) and the Office of the Comptroller of the Currency
(the primary regulator of the subsidiary banks) categorized each respective entity as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Company's or its subsidiary banks' categories.
       The Company ("Arrow") and its subsidiary banks, Glens Falls National Bank and Trust
Company ("Glens Falls National") and Saratoga
National Bank and Trust Company ("Saratoga
National") actual capital amounts and ratios are presented in the table below as of December 31, 1996:

(Dollars in Thousands)                                            Minimum Amounts
                                                                     To Be Well
                                               Minimum Amounts    Capitalized Under
                                                For Capital      Prompt Corrective
                               Actual        Adequacy Purposes    Action Purposes
                             Amount Ratio      Amount    Ratio     Amount    Ratio
As of December 31, 1996:
Total Capital
 (to Risk Weighted Assets):
   Arrow                    $76,885  20.6%    $29,887      8.0   $37,359     10.0%
   Glens Falls National      47,902  15.6      24,581      8.0    30,726     10.0
   Saratoga National          6,353  10.7       4,741      8.0     5,926     10.0
Tier I Capital
 (to Risk Weighted Assets):
   Arrow                    $72,204  19.3%    $14,941      4.0%  $22,412      6.0%
   Glens Falls National      44,050  14.3      12,287      4.0    18,431      6.0
   Saratoga National          5,643   9.5       2,371      4.0     3,557      6.0
Tier I Capital
 (to Average Assets):
   Arrow                    $72,204  11.2%    $25,856      4.0%  $25,856      4.0%
   Glens Falls National      44,050   7.9      22,360      4.0    27,951      5.0
   Saratoga National          5,643   7.6       2,974      4.0     3,717      5.0


NOTE  11: RETIREMENT PLANS (In Thousands)

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

                                                    Qualified Plan     Nonqualified Plan
                                                    1996     1995       1996       1995

Actuarial Present Value of Benefit Obligations:
    Vested Benefit Obligation                    $ 9,430  $ 9,552    $ 2,741     $1,581
    Nonvested Benefit Obligation                     185      241        ---          6
    Accumulated Benefit Obligation                 9,615    9,793      2,741      1,587
    Effect of Projected Future
       Compensation Levels                         2,742    2,896        419        487
    Projected Benefit Obligation                  12,357   12,689      3,160      2,074
Plan Assets at Fair Value                         14,233   13,636        ---        ---
Plan Assets in Excess of
  (Less than) Projected Benefit Obligation         1,876      947     (3,160)    (2,074)
Unrecognized Net Loss from Past
  Experience Different
  from that Assumed and Effect of
   Changes in Assumptions                            326    1,113        419        186
Unrecognized Prior Service Cost                      (48)     (54)       782      1,296
Unrecognized Net Asset at Transition
  (being recognized over 15 years)                  (500)    (589)       ---        ---
Adjustment Required to Recognize
  Minimum Liability                                  ---      ---       (782)      (994)
  Prepaid (Accrued) Pension Cost                 $ 1,654  $ 1,417    $(2,741)   $(1,586)



       The following table sets forth the components of the Company's net periodic pension expense:


Qualified Non-contributory Plan:                       1996      1995      1994
Service Cost - Benefits Earned During the Period     $  588    $  481      $533
Interest Cost on Projected Benefit Obligation           918       830       788
Actual Return on Plan Assets                         (2,133)   (2,828)     (557)
Net Amortization and Deferral                           835     1,759      (542)
Net Periodic Pension Expense                         $  208    $  242      $222

Supplemental Nonqualified Plan:
Service Cost - Benefits Earned During the Period     $   56    $   53      $ 40
Interest Cost on Projected Benefit Obligation           177       142        66
Net Amortization and Deferral                           188       165       104
Net Periodic Pension Expense                         $  421    $  360      $210

       The actuarial assumptions used to
determine the projected benefit obligation at December 31, 1996 and 1995 include a discount rate of 7.25% for both years, and an assumed rate of increase in future compensation of 4.5% for both years. The expected rate of return on investments was 9.0% for both 1996 and 1995. The plan's assets are primarily comprised of short-term funds and U.S. Treasury obligations, high grade corporate bonds and marketable equity securities. At December 31, 1996 and 1995, plan assets included 102 and 130 shares, respectively, of Arrow Financial Corporation common stock with a market value of $2,397 and $2,414, respectively. During the respective years, the Plan received $88 and $74 from cash dividends on the Company's common stock.

       During 1996, divestiture of the Company's
Vermont banking operations created one-time financial accounting transactions for the defined benefit pension plan and the supplemental nonqualified plan, above, and for the nonpension postretirement benefit plan, discussed below. At
December 31, 1996, the prepaid pension cost for the defined benefit plan included a curtailment gain amounting to $445; the accrued pension cost for the supplemental nonqualifed plan reflected a $523 reduction of unrecognized prior service costs and recognition of $551 in additional benefits provided by the plan; and the accrued postretirement benefit cost for the nonpension plan included a curtailment loss of $561. Net expenses for these transactions were charged to the net gain on the disposition of Vermont operations (see Note 21) and, therefore, are not included in the net periodic pension expense above, or the net periodic postretirement benefit expense below.

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

       The following table presents the plan's
status reconciled with amounts recognized in the Company's Consolidated Balance Sheets at December
31, 1996 and 1995:

                                                                1996      1995
Accumulated Postretirement Benefit Obligation:
  Retirees                                                     $3,112    $2,794
  Fully Eligible Active Plan Participants                         221       177
  Other Active Plan Participants                                1,338     1,570
    Total Accumulated Postretirement Benefit Obligation         4,671     4,541
Unrecognized Transition Obligation
  (Being Recognized Over 20 Years)                             (1,939)   (2,977)
Unrecognized Prior Service Costs                                  (66)      ---
Unrecognized Net Loss from Past Experience Different
 from that Assumed and Effect of Changes in Assumptions          (449)     (303)
Accrued Postretirement Benefit Cost                            $2,217    $1,261



       Net periodic postretirement benefit cost for the years ended December 31, 1996, 1995 and 1994, included the following components:
                                                      1996      1995     1994
  Service Cost                                        $121      $106     $128
  Interest Cost                                        326       305      304
  Net Amortization and Deferral                        176       172      203
  Net Periodic Postretirement Benefit Expense         $623      $583     $635


       For measurement purposes, the assumed
annual rate of increase in the per capita cost of covered health care benefits for 1996 was 10% for medical benefits and 8% for dental benefits; the rate was assumed to decrease gradually to 5.5% by 2005, for both medical and dental benefits, and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $153 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $12. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1996 and 1995 was 7.25% for both years, and the assumed rate of increase in future compensation was 4.5% for both years.

NOTE  12: OTHER EMPLOYEE BENEFIT PLANS (In
Thousands)

       The Company maintains an employee stock
ownership plan (ESOP). Substantially all employees of the Company, and its subsidiaries, are eligible to participate upon satisfaction of applicable service requirements. During 1995, the ESOP borrowed $1.2 million from one of the Company's subsidiary banks to purchase outstanding shares of the Company's common stock.
The note required the Company to contribute the amount necessary for the ESOP to discharge its current obligations which included principal and interest payments on the note. The Company's ESOP provision amounted to $840 in 1996 and $750 for both 1995 and 1994. As the debt was repaid, shares were released from collateral and allocated to active employees, based on the proportion of debt and interest paid in the year.
        The Company accounts for the ESOP under
SOP 93-6, and accordingly, the shares pledged as collateral were reported as unallocated ESOP shares in shareholders' equity. As shares were released from collateral, the Company reported compensation expense equal to the current market price of the shares, and the shares became outstanding for earnings per share computations.
As of Decmeber 31, 1996, the debt was fully repaid.
       The Company also sponsors an Employee
Stock Purchase Plan (ESPP). Substantially all employees of the Company and its subsidiaries are eligible to participate upon satisfaction of applicable service requirements. The aggregate cost of the ESPP as reflected in the Company's consolidated financial statements was $100, $81 and $67 in 1996, 1995 and 1994, respectively.
       The Company also sponsors a Short-Term
Incentive Award Plan for senior management and a Profit Sharing Plan for substantially all employees. The cost of these plans was $393, $478 and $520 for 1996, 1995 and 1994, respectively. The Company's subsidiary banks have a variety of performance based incentive compensation plans for their employees.

NOTE  13: STOCK OPTION PLANS (Dollars In
        Thousands, Except Per Share Amounts)

       The Company has established fixed
Incentive Stock Option and Non-qualified Stock
Option Plans.  As amended, these programs
reserved 583,377 shares of common stock (adjusted
for stock splits and dividends) for issuance to
key employees and provide for the granting of
stock appreciation rights to key employees.   At
December 31, 1996, 119,007 shares remained available for grant under these plans. Options may be granted at a price no less than the greater of the par value or fair market value of such shares on the date on which such option is granted, and generally expire ten years from the date of grant. Number of shares and related prices have been adjusted for the effect of the ten percent stock dividend declared in 1996 and the four percent stock dividend declared in 1995.
       Stock Appreciation Rights, which were
granted in tandem with non-qualified options, entitle the holder of an option to surrender the unexercised option, or any part thereof and receive in exchange a payment in cash representing the difference between the base value and the fair market value of the common stock of the Company.
       The Company applies APB Opinion No. 25
and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. In
October 1995, the FASB issued SFAS No. 123,
"Accounting for Stock-Based Compensation."  SFAS
No. 123 requires companies not using a fair value based method of accounting for employee stock options or similar plans, to provide pro forma disclosure of net income and earnings per share as if that method of accounting had been applied.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 3.25% for each year; expected volatility of 21.3% and 24.0%; risk free interest rates of 6.05% and 5.68%; and expected lives of 7.0 years for each year. Pro forma disclosures for the Company for the years ending December 31, 1996 and 1995 are as follows:


                                                                1996      1995
Net Income:
 As Reported                                                 $20,260   $12,424
 Pro Forma                                                    20,191    12,419
Primary Earning Per Share:
 As Reported                                                   $3.40     $1.98
 Pro Forma                                                      3.39      1.98
Fully Diluted Earnings Per Share:
 As Reported                                                   $3.39     $1.97
 Pro Forma                                                      3.38      1.97

       A summary of the status of the Company's stock option plans as of December 31, 1996, 1995 and 1994 and changes during the years ending on those dates is presented below:



                                   1996                     1995                    1994
                                     Weighted-                Weighted-               Weighted-
                                      Average                  Average                 Average
                                     Exercise                 Exercise                Exercise
                             Shares     Price      Shares        Price       Shares      Price

Options:
  Outstanding at January 1  288,071    12.42     341,177         10.87      286,442      10.31
  Granted                    51,000    23.94      66,990         16.02       77,792      12.89
  Exercised                 (78,120)   11.19    (117,808)        10.00      (11,505)      8.74
  Forfeited                  (4,400)   16.02      (2,288)        12.89      (11,552)     12.53
  Outstanding at Year-end   256,551    15.02     288,071         12.42      341,177      10.87
  Exercisable at Year-end   120,171              148,216                    218,675

Weighted-Average Fair Value
  of Options Granted During
  the Year                             $5.81                     $4.03


       The following table summarizes information about the Company's stock options at
December 31, 1996:
                               Options Outstanding               Options Exercisable
                                   Weighted-
                                     Average      Weighted-                  Weighted-
   Range of              Number    Remaining       Average           Number   Average
   Exercise         Outstanding  Contractual      Exercise      Exercisable  Exercise
    Prices          At 12/31/96         Life         Price      at 12/31/96     Price
  $4.86-9.90             47,823    6.3 years        $ 8.73           42,562    $ 8.58
 $11.57-13.43            95,137    6.0               12.74           61,960     12.65
 $16.02                  62,591    8.9               16.02           15,649     16.02
 $23.94                  51,000    9.9               23.94              ---       ---
  $4.86-23.94           256,551    7.5               15.02          120,171     11.65


NOTE  14:  OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE (In Thousands)


   Other operating income included in the consolidated statements of income are as follows:
                                                        1996      1995      1994
Financial Institution Bond Recovery                   $  ---    $5,000    $  ---
All Other                                              1,849     1,052     1,047
  Total Other Operating Income                        $1,849    $6,052    $1,047

       Other operating expenses included in the consolidated statements of income are as follows:
                                                        1996      1995      1994
Advertising and Promotion                              $ 572   $   694   $   634
Stationery and Printing                                  644       735       736
Telephone and Communications                             681       707       733
Postage                                                  909       989     1,018
Legal                                                    838       805       508
Other Real Estate Owned Losses, Net                      271       209     1,716
Other Real Estate Owned Expenses                          85       215       407
FDIC and Other Insurance                                 258     1,147     2,004
All Other                                              2,079     3,588     3,170
  Total Other Operating Expense                       $6,336    $9,089   $10,926

NOTE  15: INCOME TAXES (In Thousands)

       The consolidated provision for income taxes is summarized below:

                                                      1996      1995      1994
Current Tax Expense:
  Federal                                           $ 9,378    $5,650    $2,015
  State                                               1,347     1,064     1,070
    Total Current Tax Expense                        10,725     6,714     3,085
Deferred Tax Expense:
  Federal                                               409       321    (1,893)
  State                                                (312)      (49)      (61)
    Total Deferred Tax Expense (Benefit)                 97       272    (1,954)
      Total Consolidated Provision for Income Taxes $10,822    $6,986    $1,131


The consolidated provisions for income taxes were less than the amounts computed by applying the U.S. Federal Income Tax Rate of 35% for 1996 and
1995, and 34% for 1994 to pre-tax income from continuing operations as a result of the following:

                                                       1996      1995      1994
Computed Tax Expense at Statutory Rates             $10,879    $6,793    $4,235
Increase (Reduction) in Income Taxes Resulting From:
  Change in the Beginning of the Year Balance of
    the Valuation Allowance for Deferred Tax
    Assets Allocated to Income Tax Expense              ---       ---    (3,619)
  Tax-Exempt Income                                    (440)     (492)     (307)
  Nondeductible Interest Expense                         53        74        35
  State Taxes, Net of Federal Income Tax Benefit        673       659       666
  Other Items, Net                                     (343)      (48)      121
    Total Consolidated Provision for Income Taxes   $10,822    $6,986    $1,131



       The components of deferred income tax expense (benefit) for the years ended December
31, 1996, 1995 and 1994 are as follows:

                                                       1996      1995      1994
Deferred Tax Expense (Exclusive of the Effects
  of the Decrease in the Valuation Allowance for
  Deferred Tax Assets)                                $ 97      $272      $ 1,665
Decrease in Beginning of the Year Balance
  of the Valuation Allowance for
  Deferred Tax Assets                                  ---       ---       (3,619)
    Total Deferred Tax Expense (Benefit)              $ 97      $272      $(1,954)

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:
                                                                  1996      1995
Deferred Tax Assets:
  Allowance for Loan Losses                                     $2,300    $4,607
  Pension and Deferred Compensation Plans                        2,188     1,251
  Deferred Expenses                                              1,699     1,063
    Total Gross Deferred Tax Assets                              6,187     6,921

Deferred Tax Liabilities:
  Pension Plans                                                    555       653
  Depreciation                                                     297       412
  Deferred Income                                                  447       475
  Other                                                            250       646
    Total Gross Deferred Tax Liabilities                         1,549     2,186
    Net Deferred Tax Asset                                      $4,638    $4,735


       Management believes that the realization
of the recognized net deferred tax asset of
$4,638 at December 31, 1996, is more likely than
not, based on existing carryback ability,
available tax planning strategies and expectations
as to future taxable income.  Accordingly, there
was no valuation allowance for deferred tax
assets as of December 31, 1996.   Not included in
net deferred tax assets above are deferred tax liabilities relating to unrealized gains on securities available for sale of $154 at December
31, 1996 and $793 at December 31, 1995.


NOTE  16: LEASE COMMITMENTS (In Thousands)

       At December 31, 1996, the Company was
obligated under a number of noncancellable
operating leases for land, buildings and
equipment.  Certain of these leases provide for
escalation clauses and contain renewal options
calling for increased rentals if the lease is
renewed.
       Future minimum lease payments on
operating leases at December 31, 1996 were as
follows:
                                       Operating
                                          Leases
       1997                                 $ 70
       1998                                   49
       1999                                   39
       2000                                   39
       2001                                   39
       Later Years                           646
       Total Minimum Lease Payments         $882


NOTE  17: FINANCIAL INSTRUMENTS WITH
          OFF-BALANCE SHEET RISK AND CONTINGENT
          LIABILITIES (In Thousands)

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

                                              1996                  1995
                                 Fixed   Variable   Total       Fixed    Variable    Total
Commitments to Extend Credit     $ ---    $60,919 $60,919       $ ---     $75,899  $75,899
Standby Letters of Credit          ---      1,185   1,185         ---       3,352    3,352

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


NOTE 18:  FAIR VALUE OF FINANCIAL INSTRUMENTS (In
Thousands)

       The following table presents a summary
of the carrying amount and fair value of the Company's financial instruments not carried at fair value:


                                                     1996                1995
                                             Carrying      Fair  Carrying      Fair
                                               Amount     Value    Amount     Value
Securities Held-to-Maturity (Notes 1 and 3)  $ 30,876  $ 31,519  $ 13,921  $ 14,508
Net Loans and Leases (Notes 1 and 4)          387,930   392,128   505,681   516,999
Time Deposits (Notes 1 and 8)                 219,558   219,558   247,438   247,728

NOTE 19:  SIGNIFICANT GROUP CONCENTRATIONS OF
          CREDIT RISK (In Thousands)

       Most of the Company's loans are with
customers in northeastern New York. Although the loan portfolios of the subsidiary banks are well diversified, tourism has a substantial impact on the northeastern New York economy. The commitments to extend credit are fairly consistent with the distribution of loans presented in Note 4. Generally, the loans are secured by assets and are expected to be repaid from cash flow or the sale of selected assets of the borrowers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based upon management's credit evaluation of the counterparty. The nature of the collateral varies with the type of loan and may include: residential real estate, cash and securities, inventory, accounts receivable, property, plant and equipment, income producing commercial properties and automobiles.


NOTE  20: PARENT ONLY FINANCIAL INFORMATION (In
          Thousands)

       Condensed financial information for
Arrow Financial Corporation is as follows:

BALANCE SHEETS                                                       December 31,
                                                                 1996      1995
ASSETS
Cash in Subsidiary Banks                                      $   ---   $   269
Interest-Bearing Deposits with Subsidiary Banks                   374       388
Cash and Cash Equivalents                                         374       657
Securities Available-for-Sale                                      50        44
Investment in Subsidiaries at Equity                           83,588    69,949
Premises and Equipment, Net                                        19        30
Other Assets                                                    3,136     2,047
  Total Assets                                                $87,167   $72,727
LIABILITIES
Short-Term Debt with Nonbank Subsidiary                       $ 6,375   $   ---
Note Payable - ESOP                                               ---       700
Other Liabilities                                               6,496     4,523
  Total Liabilities                                            12,871     5,223
SHAREHOLDERS' EQUITY
Common Stock                                                    6,577     5,979
Surplus                                                        54,569    40,938
Undivided Profits                                              26,992    24,296
Unallocated ESOP Shares                                           ---      (700)
Valuation Allowance for Securities Available-for-Sale             208     1,152
Treasury Stock, at Cost                                       (14,050)   (4,161)
  Total Shareholders' Equity                                   74,296    67,504
  Total Liabilities and Shareholders' Equity                  $87,167   $72,727


STATEMENTS OF INCOME                                 Years Ended December 31,
Income:                                                1996      1995      1994
  Dividends from Bank Subsidiaries                  $ 3,990    $3,155   $ 2,075
  Dividends from Nonbank Subsidiaries                 2,569     3,129       ---
  Interest and Dividends on Securities
    Available-for-Sale                                    2        16        15
  Other Income (Including Management Fees)            8,214     7,454     7,498
  Net Gains on Securities Transactions                  ---        51        70
    Total Income                                     14,775    13,805     9,658
Expense:
  Interest Expense                                      421       244       409
  Salaries and Benefits                               5,666     5,727     5,087
  Occupancy and Equipment                               995       969     1,015
  Other Expense                                       1,764     1,406     1,496
    Total Expense                                     8,846     8,346     8,007
Income Before Income Tax Benefit and Equity
  in Undistributed Net Income of Subsidiaries         5,929     5,459     1,651
Income Tax Benefit                                      244       270       448
Income Before Equity in Undistributed
  Net Income of Subsidiaries                          6,173     5,729     2,099
Equity in Undistributed Net Income of Subsidiaries   14,087     6,695     9,226
Net Income                                          $20,260   $12,424   $11,325


STATEMENTS OF CASH FLOWS                                    Years Ended December 31,
                                                            1996      1995       1994
Operating Activities:
  Net Income                                             $20,260   $12,424    $11,325
  Adjustments to Reconcile Net Income to Net Cash
     Provided by Operating Activities:
       Undistributed Earnings of Subsidiaries            (14,087)   (6,695)    (9,226)
       Depreciation and Amortization                          12        38         41
       Compensation Expense for Allocated ESOP Shares        252        24        ---
Gains on the Sale of Securities Available-for-Sale           ---       (51)       (70)
       Deferred Income Tax Benefit                          (740)     (229)      (643)
       Changes in Other Assets and Liabilities             1,622       686      1,218
Net Cash Provided by Operating Activities                  7,319     6,197      2,645

Investing Activities:
  Proceeds from the Sale of Securities Available-for-Sale    ---       469        596
  Purchases of Securities Available-for-Sale                  (1)      ---       (680)
  Purchases of Securities Held-to-Maturity                   ---       ---        ---
  Capital Investment in Subsidiary Banks                    (500)      ---     (1,000)
  Return of Capital from Subsidiary Banks                    ---       ---      2,000
  Sale of Fixed Assets to Subsidiaries                       ---       859        ---
  Purchases of Fixed Assets                                  ---       ---        (23)
Net Cash (Used in) Provided by Investing Activities         (501)    1,328        893

Financing Activities:
  Net Increase in Short-Term Borrowings                    6,375       ---        ---
  Repayment of Long-Term Debt                                ---    (4,470)       ---
  Common Stock Issued                                        ---       ---        100
  Exercise of Stock Options                                  412       164        104
  Disqualifying Disposition of Incentive Stock Options        50        28        ---
  Purchase of Treasury Stock                             (10,052)   (1,881)      (494)
  Cash Dividends Paid                                     (3,886)   (3,196)    (2,039)
Net Cash Used in Financing Activities                     (7,101)   (9,355)    (2,329)

Net (Decrease) Increase in Cash and Cash Equivalents        (283)   (1,830)     1,209
Cash and Cash Equivalents at Beginning of the Year           657     2,487      1,278
Cash and Cash Equivalents at End of the Year             $   374     $ 657     $2,487

Supplemental Cash Flow Information:
  Interest Paid                                          $   288     $ 277     $  404
  Income Taxes Paid                                       11,235     6,908      1,537
  Cancellation of Debentures by Exercise of Cancellable
     Mandatory Stock Purchase Contracts                      ---       370        200

NOTE 21:   DIVESTITURE OF VERMONT OPERATIONS (In
           Thousands)

       During 1996, the Company, in three
separate transactions, completed the divestiture of its Vermont banking operations. This included the transfer of approximately $208 million of deposits, the sale of approximately $148 million of loans and the sale of the Vermont trust operation. The net gain on the divestiture was $15.3 million.
       Principal components of the net gain
included: premium on deposits transferred ($15.7 million), proceeds from the sale of the trust operation ($3.0 million) and a gain on the loans sold ($2.6 million), partially offset by personnel costs relating to severance and the costs of benefits related to the Company's pension and postretirement plans, as described in Note 11
($1.7 million), the writedown of certain fixed assets, principally the main office ($2.0 million) and other net costs ($2.3 million), which included professional fees, reserves for certain warranties provided to the purchasers, losses on various other assets and miscellaneous costs.
       The Company did not transfer the main
office located in Rutland, Vermont.  At December
31, 1996, the Company was holding the building for sale and it was carried at estimated fair value less costs to sell and included in other assets on the consolidated balance sheet.