Form 10-K405, Exhibit 13
period 1997-12-31
ARROW FINANCIAL CORP
filed 1998-03-27
CIK 717538

REPORT OF MANAGEMENT

       The accompanying consolidated financial
statements of Arrow Financial Corporation and Subsidiaries are the responsibility of management, and have been prepared in conformity with generally accepted accounting principles.
These statements necessarily include some amounts that are based on best judgments and estimates. Other financial information in the annual report is consistent with that in the consolidated financial statements.
       Management is responsible for
maintaining a system of internal accounting control. The purpose of the system is to provide reasonable assurance that transactions are recorded in accordance with management's authorization, that assets are safeguarded against loss or unauthorized use, and that underlying financial records support the preparation of financial statements. The system includes written policies and procedures, selection of qualified personnel, appropriate segregation of responsibilities, and the ongoing internal audit function.
       The independent auditors conduct an
annual audit of the Company's consolidated financial statements to enable them to express an opinion as to the fair presentation of the statements. In connection with the audit, the independent auditors consider internal control, to the extent they consider necessary to determine the nature, timing and extent of their auditing procedures. The independent auditors may also prepare recommendations regarding internal controls and other accounting and financial related matters. The implementation of these recommendations by management is monitored directly by the Audit Committee of the Board of Directors.


       Thomas L. Hoy                         John J. Murphy
       President and                         Executive Vice President,
       Chief Executive Officer               Treasurer and
                                             Chief Financial Officer


INDEPENDENT AUDITORS' REPORT
THE BOARD OF DIRECTORS AND SHAREHOLDERS OF ARROW
FINANCIAL CORPORATION:

       We have audited the accompanying
consolidated balance sheets of Arrow Financial
Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997.
Theses consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

       In our opinion, the consolidated
financial statements referred to above present fairly, in all material respects, the financial position of Arrow Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
Certified Public Accountants
Albany, New York
January 23, 1998


CONSOLIDATED BALANCE SHEETS
ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in Thousands)
                                                                 December 31,
                                                                 1997      1996
ASSETS
Cash and Due from Banks                                      $ 23,909  $ 19,572
Federal Funds Sold                                             23,000    17,925
    Cash and Cash Equivalents                                  46,909    37,497

Securities Available-for-Sale                                 221,837   171,743
Securities Held-to-Maturity  (Approximate Fair Value of
  $45,562 in 1997 and $31,519 in 1996)                         44,082    30,876

Loans and Leases                                              485,810   393,511
  Less:  Allowance for Loan Losses                             (6,191)   (5,581)
     Net Loans and Leases                                     479,619   387,930

Premises and Equipment, Net                                    10,760     9,414
Other Real Estate Owned, Net                                      315       136
Other Assets                                                   28,077    15,007
      Total Assets                                           $831,599  $652,603

LIABILITIES
Deposits:
  Demand                                                     $ 96,482  $ 67,877
  Regular Savings, N.O.W. &
     Money Market Deposit Accounts                            320,706   254,312
  Time Deposits of $100,000 or More                           106,620    83,802
  Other Time Deposits                                         197,107   135,756
      Total Deposits                                          720,915   541,747
Short-Term Borrowings:
  Securities Sold Under Agreements to Repurchase               20,918    16,597
  Other Short-Term Borrowings                                   3,837     6,109
Other Liabilities                                              12,058    13,854

      Total Liabilities                                       757,728   578,307

Commitments and Contingent Liabilities
    (Notes 3, 12, 18, 19, 22 and 23)

SHAREHOLDERS' EQUITY

Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized        ---       ---
Common Stock, $1 Par Value; 20,000,000 Shares Authorized
  (6,905,888 Shares Issued in 1997 and 6,577,036 in 1996)       6,906     6,577
Surplus                                                        65,277    54,569
Undivided Profits                                              22,531    26,992
Net Unrealized Gain on Securities
  Available-for-Sale, Net of Tax                                  764       208
Treasury Stock, at Cost (1,143,553 Shares in 1997 and
 817,743 Shares in 1996)                                      (21,607)  (14,050)
      Total Shareholders' Equity                               73,871    74,296
      Total Liabilities and Shareholders' Equity             $831,599  $652,603

See notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF INCOME
ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in Thousands, Except Per Share Data)
                                                       Years Ended December 31,
                                                            1997   1996    1995
INTEREST AND DIVIDEND INCOME
  Interest and Fees on Loans and Leases                    $38,917    $42,195    $47,988
  Interest on Federal Funds Sold                             1,035        642      1,307
  Interest and Dividends on Securities Available-for-Sale   12,263     11,102      3,999
  Interest and Dividends on Securities Held-to-Maturity      2,646        936      7,424
        Total Interest and Dividend Income                  54,861     54,875     60,718

INTEREST EXPENSE
  Interest on Deposits:
    Time Deposits of $100,000 or More                        4,734      4,198      3,761
    Other Deposits                                          18,035     16,737     20,055
  Interest on Short-Term Borrowings:
    Federal Funds Purchased and Securities
      Sold Under Agreements to Repurchase                      827        713        604
    Other Short-Term Borrowings                                291        178        215
  Interest on Long-Term Debt                                   ---        ---        230
        Total Interest Expense                              23,887     21,826     24,865
NET INTEREST INCOME                                         30,974     33,049     35,853
  Provision for Loan Losses                                  1,303        896      1,170

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                           29,671     32,153     34,683

OTHER INCOME
  Income from Fiduciary Activities                           2,672      3,458      3,752
  Fees for Other Services to Customers                       3,723      3,959      4,669
  Net Gains (Losses) on Securities Transactions                 74       (101)        23
  Net Gain on Divestiture of Vermont Operations                ---     15,330        ---
  Other Operating Income                                     1,714      1,057      6,052
        Total Other Income                                   8,183     23,703     14,496

OTHER EXPENSE
  Salaries and Employee Benefits                            12,726     14,971     16,710
  Occupancy Expense of Premises, Net                         1,561      1,790      2,040
  Furniture and Equipment Expense                            1,792      1,677      1,930
  Other Operating Expense                                    5,623      6,336      9,089
        Total Other Expense                                 21,702     24,774     29,769

INCOME BEFORE INCOME TAXES                                  16,152     31,082     19,410
  Provision for Income Taxes                                 5,155     10,822      6,986
NET INCOME                                                 $10,997    $20,260    $12,424

Average Shares Outstanding:
  Basic                                                      5,846      6,184      6,564
  Diluted                                                    5,925      6,248      6,619

Earnings Per Common Share:
  Basic                                                     $ 1.88     $ 3.28     $ 1.89
  Diluted                                                     1.86       3.24       1.88


Per share amounts have been adjusted for the 1997 five percent and the 1996 ten percent stock dividends.
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in Thousands, Except per Share Data)


                                                                                     Net
                                                                              Unrealized
                                                                 Unallocated  Gain (Loss)
                                                                    Employee on Securities
                                                                       Stock   Available-
                                 Shares  Common          Undivided Ownership    for-Sale,  Treasury
                                 Issued   Stock  Surplus   Profits      Plan  Net of Tax      Stock      Total
Balance at December 31, 1994  5,725,765  $5,726  $36,102   $19,149    $  ---       $(673)   $(1,899)   $58,405
  Net Income                        ---     ---      ---    12,424       ---         ---        ---     12,424
  Cash Dividends Declared,
    $.489 per Share                 ---     ---      ---    (3,196)      ---         ---        ---     (3,196)
  4% Stock Dividend             229,966     230    3,851    (4,081)      ---         ---        ---        ---
  Stock Purchase Contracts
    Exercised                    23,393      23      303       ---       ---         ---        ---        326
  Acquisition of Common Stock
    By ESOP (69,500 Shares)         ---     ---      ---       ---    (1,173)        ---        ---     (1,173)
  Allocation of ESOP Stock
    (28,537 Shares)                 ---     ---       24       ---       473         ---        ---        497
  Stock Options Exercised
    (95,465 Shares)                 ---     ---      630       ---       ---         ---        584      1,214
  Tax Benefit for Disposition
    of Stock Options                ---     ---       28       ---       ---         ---        ---         28
  Purchase of Treasury Stock
    (175,346 Shares)                ---     ---      ---       ---       ---         ---     (2,846)    (2,846)

Adjustment of Securities
    Available-for-Sale to
    Fair Value, Net of Tax          ---     ---      ---       ---       ---       1,825        ---      1,825
Balance at December 31, 1995  5,979,124   5,979   40,938    24,296      (700)      1,152     (4,161)    67,504
  Net Income                        ---     ---      ---    20,260       ---         ---        ---     20,260
  Cash Dividends Declared,
    $.632 per Share                 ---     ---      ---    (3,886)      ---         ---        ---     (3,886)
  10% Stock Dividend            597,912     598   13,080   (13,678)      ---         ---        ---        ---
  Allocation of ESOP Stock
    (44,424 Shares)                 ---     ---      252       ---       700         ---        ---        952
  Stock Options Exercised
    (46,601 Shares)                 ---     ---      249       ---       ---         ---        287        536
  Tax Benefit for Disposition
    of Stock Options                ---     ---       50       ---       ---         ---        ---         50
  Purchase of Treasury Stock
    (524,128 Shares)                ---     ---      ---       ---       ---         ---    (10,176)   (10,176)
  Adjustment of Securities
    Available-for-Sale to
    Fair Value, Net of Tax          ---     ---      ---       ---       ---       (944)        ---       (944)
Balance at December 31, 1996  6,577,036   6,577   54,569    26,992       ---        208     (14,050)    74,296
  Net Income                        ---     ---      ---    10,997       ---        ---         ---     10,997
  Cash Dividends Declared,
    $.781 per Share                 ---     ---      ---    (4,565)      ---        ---         ---     (4,565)
  5% Stock Dividend             328,852     329   10,564   (10,893)      ---        ---         ---        ---
  Stock Options Exercised
    (51,037 Shares)                 ---     ---       111      ---       ---        ---         448        559
  Tax Benefit for Disposition
    of Stock Options                ---     ---        33      ---       ---        ---         ---         33
  Purchase of Treasury Stock
    (335,329 Shares)                ---     ---       ---      ---       ---        ---      (8,005)    (8,005)
 Adjustment of Securities
    Available-for-Sale to
    Fair Value, Net of Tax          ---     ---       ---      ---       ---        556         ---         556
Balance at December 31, 1997  6,905,888  $6,906   $65,277  $22,531    $  ---      $ 764    $(21,607)    $73,871

Per share amounts have been adjusted for the 1997 five percent and the 1996 ten percent stock dividends.
Included in the shares issued for the stock dividends in 1997, 1996 and 1995 were treasury shares of 41,518,
30,383 and 8,843, respectively, and for 1996 and 1995, unallocated ESOP shares of 1,294 and 2,167, respectively.
See notes to consolidated financial statements.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands, Except per Share Amounts)                 Years Ended December 31,
                                                            1997           1996           1995
Operating Activities:
 Net Income                                                $ 10,997       $ 20,260        $12,424
  Adjustments to Reconcile Net Income to Net
    Cash Provided by Operating Activities:
     Provision for Loan Losses                                1,303            896          1,170
     Provision for Other Real Estate Owned Losses               ---             85            161
     Depreciation and Amortization                            1,430          1,200          1,624
     Compensation Expense for Allocated ESOP Shares             ---            252             24
     Net Gain on Divestiture of Vermont Operations              ---        (15,330)           ---
     Gains on the Sale of Securities Available-for-Sale        (137)          (243)           (51)
     Losses on the Sale of Securities Available-for-Sale         63            344             28
     Proceeds from the Sale of Loans                          2,158          4,882         12,397
     (Gains) Losses on the Sale of Loans, Fixed Assets
       and Other Real Estate Owned                             (144)           135           (120)
     Deferred Income Tax Expense                                410             97            272
     Decrease (Increase) in Interest Receivable                (772)         1,130           (725)
     Increase (Decrease) in Interest Payable                    539           (561)         1,196
     Decrease (Increase) in Other Assets                     (1,501)           991         (2,904)
     Increase (Decrease) in Other Liabilities                (2,334)        (1,251)         3,763
Net Cash Provided By Operating Activities                    12,012         12,887         29,259

Investing Activities:
  Proceeds from the Sale of Securities Available-for-Sale    37,029         51,040          4,191
  Proceeds from the Maturities of Securities
    Available-for-Sale                                       29,208         36,454         26,407
  Purchases of Securities Available-for-Sale               (115,386)       (82,398)       (33,921)
  Proceeds from the Maturities of
      Securities Held-to-Maturity                             2,752            848          6,604
  Purchases of Securities Held-to-Maturity                  (15,989)       (17,814)        (9,157)
  Loans (Purchased) Sold in Branch Transactions             (44,190)       147,503            ---
  Net Increase in Loans and Leases                          (51,249)       (32,437)       (25,206)
  Fixed Assets (Purchased) Sold in Branch Transactions       (1,338)         2,525            ---
  Proceeds from Sales of Fixed Assets and
    Other Real Estate Owned                                     303          2,513          1,473
  Purchases of Fixed Assets                                    (893)        (2,099)          (593)
  Proceeds from the Sale of Vermont Trust Operations            ---          3,000            ---
Net Cash (Used In) Provided By Investing Activities        (159,753)       109,135        (30,202)
Financing Activities:
  Deposits Assumed (Transferred) in
    Branch Transactions, Net of Premium                     127,708       (192,953)           ---
  Net Increase in Deposits                                   39,374         55,989         43,968
  Net Increase (Decrease) in Short-Term Borrowings            2,049          7,409         (9,568)
  Repayment of Long-Term Debt                                   ---            ---         (4,690)
  Exercise of Stock Options                                      33            412            164
  Disqualifying Disposition of Incentive Stock Options           33             50             28
  Purchase of Treasury Stock                                 (7,479)       (10,052)        (1,881)
  Cash Dividends Paid                                        (4,565)        (3,886)        (3,196)
Net Cash Provided By (Used In) Financing Activities         157,153       (143,031)        24,825
Net Increase (Decrease) In Cash and Cash Equivalents          9,412        (21,009)        23,882
Cash and Cash Equivalents at Beginning of the Year           37,497         58,506         34,624
Cash and Cash Equivalents at End of the Year               $ 46,909        $37,497        $58,506


Supplemental Cash Flow Information:
  Interest Paid                                             $23,352       $ 22,387        $23,670
  Income Taxes Paid                                           6,571         11,235          6,908
  Transfer of Loans to Other Real Estate Owned                  307            302            642
  Cancellation of Debentures by Exercise of Cancellable
    Mandatory Stock Purchase Contracts                          ---            ---            370
  Transfer of Securities Held-to-Maturity to
    Securities Available-for-Sale                               ---            ---        118,200

See notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  1: SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

         Arrow Financial Corporation
(the"Company") is a bank holding company organized in 1983 under the laws of New York and registered under the Bank Holding Company Act of 1956. The accounting and reporting policies of Arrow Financial Corporation and its subsidiaries conform to generally accepted accounting principles and general practices within the industry in all material aspects.

         Principles of Consolidation - The
financial statements of the Company and its wholly owned subsidiaries are consolidated and all material intercompany transactions have been eliminated. In the "Parent Company Only" financial statements, the investment in wholly owned subsidiaries is carried under the equity method of accounting. When necessary, prior years' consolidated financial statements have been reclassified to conform with the current financial statement presentations.

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

         Loans, Leases and Allowance for Loan
Losses - Interest income on commercial loans, mortgages, credit card and installment loans is accrued and credited to income, based upon the principal amount outstanding. The financing method of accounting is used for direct lease contract receivables. Loan fees and costs, where material, are deferred and amortized as an adjustment to yield over the lives of the loans originated.
         The allowance for loan losses is
maintained by charges to operations based upon management's evaluation of the loan portfolio, current economic conditions, past loan losses and other factors. In management's opinion, the balance is sufficient to provide for probable loan losses. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Company's market area. In addition, various
Federal and State regulatory agencies, as an integral part of their examination process, review the Company's allowance for loan losses.
Such agencies may require the Company to recognize additions to the allowance in future periods, based on their judgments about information available to them at the time of their examination which may not be currently available to management.
         The Company accounts for impaired loans
under Statement of Financial Accounting Standards
(SFAS) No. 114, "Accounting by Creditors for
Impairment of a Loan." SFAS No. 114, as amended, requires that impaired loans, except for large groups of smaller-balance homogeneous loans, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company applies the provisions of SFAS No. 114 to all impaired commercial and commercial real estate loans over $250,000, and to all loans restructured subsequent to adoption. Reserves for loan losses for the remaining smaller-balance loans are evaluated under SFAS No. 5. Under the provisions of SFAS No. 114, the Company determines impairment for collateralized loans based on fair value of the collateral less estimated cost to sell. For other loans, impairment is determined by comparing the recorded value for the loan to the present value of the expected cash flows, discounted at the loan's effective interest rate. The Company determines the interest income recognition method on a loan-by-loan basis. Based upon the borrowers' payment histories and cash flow projections, interest recognition methods include full accrual, cash basis and cost recovery.


       Transfers and Servicing of Financial
Assets and Extinguishments of Liabilities - In
June 1996, the FASB issued SFAS No. 125,
"Accounting for Transfers and Servicing of
Financial
Assets and Extinguishments of Liabilities".  SFAS
No. 125 was effective for transfers and servicing
of financial assets and extinguishments of
liabilities occurring after December 31, 1996
(except for certain provisions which were
deferred for one year by SFAS No. 127) and was
applied prospectively.  This Statement provides
accounting and reporting standards for transfers
and servicing of financial assets and
extinguishments of liabilities based on
consistent application of the financial-
components approach that focuses on control.  It
distinguishes transfers of financial assets that
are sales from transfers that are secured
borrowings.  The adoption of SFAS No. 125 did not
have a material impact on the Company's
consolidated financial position, results of
operations, or liquidity.
       SFAS No. 125 superseded SFAS No. 122,
"Accounting for Mortgage Servicing Rights".   At
December 31, 1997 and 1996, the carrying amount of the Company's mortgage servicing rights measured under SFAS No. 125 amounted to $46 thousand and $57 thousand for each respective period. At December 31, 1997 and 1996, the magnitude of the servicing rights was not considered so substantial as to require stratification for purposes of evaluation for impairment. There was no valuation reserve for mortgage servicing rights at December 31, 1997 and 1996, as fair value approximated carrying value.

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

       Intangible Assets - Intangible assets
related to the acquisition of branches, and the related amortization, are included in other assets and other noninterest expense, respectively. Intangible assets, which are being amortized, on a straight-line basis, over 15 years, amounted to $13,131,000 and $351,000 at December 31, 1997 and 1996, respectively. The related amortization expense totalled $493,000,
$86,000 and $161,000 in 1997, 1996 and 1995,
respectively.  In June 1997, the purchase of six
Fleet branches resulted in additional goodwill of approximately $13,263,000 (see Note 23). During
1996, a reduction of $489,000 in intangible assets was attributable to the disposition of Vermont operations (see Note 23). The amount of loans serviced for others was $14,880,000 and $21,396,000 at December 31, 1997 and 1996,
respectively.

       Per Share Computations - In February
1997, the FASB issued SFAS No. 128, "Earnings Per
Share." SFAS No. 128 simplified the standards for computing earnings per share ("EPS") previously found in APB Opinion No. 15, and made them comparable to international EPS standards.
It replaced the presentation of primary EPS with a presentation of basic EPS. It also required dual presentation of basic and diluted EPS on the face of the income statement for all entities, including the Company, with complex capital structures and required a reconciliation of the numerator and denominator of the basic and diluted EPS computations. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity (such as the Company's stock options). The Statement was effective for financial statements issued for periods ending after December 15, 1997 and required restatement of all prior-period EPS data presented.
Accordingly, all EPS information presented in the Consolidated Statements of Income and in Note 10,
"Earnings Per Common Share", has been presented in conformity with SFAS No. 128 and reflects the five percent stock dividend in November 1997 and the ten percent stock dividend in November 1996.

       Financial Instruments - SFAS No. 107,
"Disclosures about Fair Value of Financial
Instruments," requires that the Company disclose estimated fair values for its financial instruments, both on- and off-balance sheet. The
Company is a party to certain financial
instruments with off-balance sheet risk, such as:
commercial lines of credit, construction lines of credit, credit card lines of credit, overdraft protection, home equity lines of credit, standby letters of credit. The Company's policy is to record such instruments when funded. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.
These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
       Fair value estimates are based on
existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates.
Other significant assets and liabilities that are not considered financial assets or liabilities include credit card servicing operations, deferred taxes, premises and equipment, the value of low-cost long-term core deposits and goodwill.
In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.
       The carrying amount of certain short-term assets and liabilities, namely: cash and due from banks, federal funds sold, securities sold under agreements to repurchase, demand deposits, savings, N.O.W. and money market deposits, other short-term borrowings, accrued interest receivable and accrued interest payable is a reasonable estimate of fair value. The fair value estimates of other on- and off-balance sheet financial instruments, as well as the method of arriving at fair value estimates, are included in the related footnotes and summarized in Note 20.

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

NOTE  2:  CASH AND DUE FROM BANKS (In
Thousands)

       The bank subsidiaries are required to
maintain a reserve balance with the Federal
Reserve Bank. The amount of the required balance at December 31, 1997 and 1996 was approximately
$3,907 and $8,122, respectively.


NOTE  3:  SECURITIES (In Thousands)

       The fair value of  securities, except
certain state and municipal securities, is estimated based on published prices or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources, so fair value estimates are based on the discounted contractual cash flows using estimated market discount rates that reflect the credit and interest rate risk inherent in the instrument, or for short-term securities, the carrying amount.
       A summary of the amortized costs and the approximate fair values of securities at December
31, 1997 and 1996 is presented below:

Securities Available-for-Sale:
                                                                 Gross     Gross
                                         Amortized      FairUnrealizedUnrealized
                                              Cost     Value     Gains    Losses
December 31, 1997

U.S. Treasury and Agency Obligations      $ 75,553  $ 76,006    $  463    $   10
State and Municipal Obligations              3,000     2,999       ---         1
Collateralized Mortgage Obligations         66,919    67,207       656       368
Other Mortgage-Backed Securities            63,763    64,057       341        47
Corporate and Other Debt Securities          8,998     9,145       153         6
Mutual Funds and Equity Securities           2,325     2,423        98       ---
  Total Securities Available-for-Sale     $220,558  $221,837    $1,711    $  432

December 31, 1996
U.S. Treasury and Agency Obligations      $ 95,553  $ 95,733    $  422    $  242
Collateralized Mortgage Obligations         42,791    42,894       454       351
Other Mortgage-Backed Securities            21,901    21,732        77       246
Corporate and Other Debt Securities          8,994     9,184       190       ---
Mutual Funds and Equity Securities           2,142     2,200        58       ---
  Total Securities Available-for-Sale     $171,381  $171,743    $1,201     $ 839


Securities Held-to-Maturity:
                                                                 Gross     Gross
                                         Amortized      FairUnrealizedUnrealized
                                              Cost     Value     Gains    Losses
December 31, 1997
State and Municipal Obligations           $ 24,800  $ 26,106    $1,307    $    1
Other Mortgage-Backed Securities            19,282    19,456       174       ---
  Total Securities Held-to-Maturity       $ 44,082  $ 45,562    $1,481    $    1


December 31, 1996
State and Municipal Obligations           $ 19,765  $ 20,423      $663    $    5
Other Mortgage-Backed Securities            11,111    11,096       ---        15
  Total Securities Held-to-Maturity       $ 30,876  $ 31,519      $663    $   20

       A summary of the maturities of
securities as of December 31, 1997 is presented below. Collateralized mortgage obligations are included in the schedule based on their expected average lives and other mortgage-backed securities by final contractual maturity. Actual maturities may differ from the table below because issuers may have the right to call or prepay obligations with or without perpayment penalties.


                                       Securities Available-      Securities Held-
                                              for-Sale              to-Maturity
                                         Amortized      Fair   Amortized      Fair
                                              Cost     Value        Cost     Value
Within One Year:
  U.S. Treasury and Agency Obligations    $ 19,005  $ 19,033    $    ---    $    ---
  State and Municipal Obligations            3,000     2,999       2,667       2,668
  Collateralized Mortgage Obligations          960       965         ---         ---
  Other Mortgage-Backed Securities             457       455         ---         ---
  Corporate and Other Debt Securities        1,004     1,014         ---         ---
    Total                                   24,426    24,466       2,667       2,668

From 1 - 5 Years:
  U.S. Treasury and Agency Obligations      40,496    40,794         ---         ---
  State and Municipal Obligations              ---       ---       3,125       3,262
  Collateralized Mortgage Obligations       51,455    51,594         ---         ---
  Other Mortgage-Backed Securities           8,102     8,130         ---         ---
  Corporate and Other Debt Securities        6,988     7,131         ---         ---
    Total                                  107,041   107,649       3,125       3,262

From 5 - 10 Years:
  U.S. Treasury and Agency Obligations      16,052    16,179         ---         ---
  State and Municipal Obligations              ---       ---      11,185      11,910
  Collateralized Mortgage Obligations       13,501    13,645         ---         ---
  Other Mortgage-Backed Securities           7,343     7,412         ---         ---
  Corporate and Other Debt Securities        1,006     1,000         ---         ---
    Total                                   37,902    38,236      11,185      11,910

Over 10 Years:
  U.S. Treasury and Agency Obligations         ---       ---         ---         ---
  State and Municipal Obligations              ---       ---       7,823       8,266
  Collateralized Mortgage Obligations        1,003     1,003         ---         ---
  Other Mortgage-Backed Securities          47,861    48,060      19,282      19,456
  Corporate and Other Debt Securities          ---       ---         ---         ---
  Mutual Funds and Equity Securities         2,325     2,423         ---         ---
    Total                                   51,189    51,486      27,105      27,722
      Total Securities                    $220,558  $221,837    $ 44,082    $ 45,562



       The carrying amount of securities
pledged to secure public and trust deposits and for other purposes totalled $179,232 and $144,367 at December 31, 1997 and 1996, respectively.

NOTE  4:  LOANS AND LEASES (In Thousands)

         Loans and leases at December 31, 1997 and 1996 consisted of the following:


                                                                  1997      1996
Commercial, Financial and Agricultural                        $ 46,124  $ 48,372
Real Estate - Commercial                                        50,680    36,302
Real Estate - Residential                                      208,258   168,429
Real Estate - Construction                                       2,072       971
Installment Loans to Individuals                               178,642   139,395
Lease Financing, Net of Unearned Income                             34        42
  Total Loans and Leases                                      $485,810  $393,511

       The carrying amount of net loans and
leases at December 31, 1997 and 1996 was $479,619 and $387,930, respectively. The fair value of net loans and leases at December 31, 1997 and 1996 was $489,031 and $392,128, respectively.
       Fair values are estimated for portfolios of loans with similar financial characteristics.
Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card and other consumer loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.
       The fair value of performing loans is
calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.
       Fair value for nonperforming loans is
based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.
       Certain executive officers and directors, including their immediate families and organizations in which they are principals of the company or affiliates, have various loan, deposit and other transactions with the Company. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The amount of such related party loans was $4,514 at December 31, 1997 and $4,652 at December 31, 1996. During
1997 the amount of new loans and renewals extended to such related parties was $2,555 and the total of loan repayments was $2,693.
       The Company designates certain loans as
nonaccrual when payment of interest and/or principal is due and unpaid for a period of, generally, ninety days or the likelihood of repayment is uncertain in the opinion of management. The following table presents the balance of nonaccrual and restructured loans and other information implicit to the interest income accounts.

                                                        1997      1996      1995
Principal Amount at December 31                       $3,321    $2,297    $4,244
Gross Interest That Would Have Been Earned
  Under Original Terms                                   246       232       435
Interest Included in Net Income                           90        48       116


         The Company has no material commitments
to make additional advances to borrowers with nonaccrual or restructured loans.

NOTE  5:  ALLOWANCE FOR LOAN LOSSES (In
Thousands)

       The following summarizes the changes in
the allowance for loan losses during the years ended December 31:

                                                      1997      1996      1995
Balance at Beginning of Year                        $ 5,581   $12,106   $12,338
Provision for Loan Losses                             1,303       896     1,170
Recoveries                                              205       366       369
Charge-Offs                                          (1,598)     (946)   (1,771)
Allowance Acquired (Transferred)                        700    (6,841)      ---
Balance at End of Year                              $ 6,191   $ 5,581   $12,106

       At December 31, 1997 and 1996, the
recorded investment in impaired loans amounted to $1,935 and $1,301, respectively. At December 31,
1997, the allowance for loan losses included
$225, which represented the amount of allowance related to the impaired loans at that date. At
December 31, 1996, the allowance for loan losses included $195, which represented the amount of the allowance related to the impaired loans at that date. The average recorded investment in impaired loans for 1997, 1996 and 1995 was $1,566, $1,465 and $1,327, respectively. During
1997, 1996 and 1995, no interest income was recorded on such loans during the period of impairment.

NOTE  6:  PREMISES AND EQUIPMENT (In Thousands)

       A summary of premises and equipment at
December 31, 1997 and 1996 is presented below:


                                                                1997      1996
Bank Premises, Including Land                                 $12,592   $11,202
Equipment, Furniture and Fixtures                               9,539     8,992
Leasehold Improvements                                            169        20
  Sub-Total                                                    22,300    20,214
Accumulated Depreciation and Amortization                     (11,540)  (10,800)
Net Premises and Equipment                                    $10,760   $ 9,414


       Amounts charged to operations for
depreciation and amortization totalled $836, $879 and $1,240 in 1997, 1996 and 1995, respectively.

NOTE  7:  OTHER REAL ESTATE OWNED (In
Thousands)

       Other real estate owned, net of an
allowance for estimated losses, at December 31, 1997 and 1996 consisted of the following:

                                                                 1997      1996
Single-Family 1 - 4 Units                                        $227      $---
Commercial Real Estate                                             86        86
Construction and Land Development                                   2        50
Other Real Estate Owned, Net                                     $315      $136

       The following table summarizes changes
 in the net carrying amount of other real estate owned at December 31, 1997 and 1996:

                                                                 1997      1996
Balance at Beginning of Year                                    $ 136    $2,410
Properties Acquired Through Foreclosure                           307       302
Adjustments for Change in Fair Value                              ---       (85)
Sales                                                            (128)   (2,491)
Balance at End of Year                                          $ 315    $  136

The following summarizes the changes in the allowance for other real estate owned losses:


                                                                 1997      1996
Balance at Beginning of Year                                     $108      $370
Additions                                                         ---        85
Charge-Offs                                                       (43)     (347)
Balance at End of Year                                           $ 65      $108



NOTE  8:  TIME DEPOSITS (In Thousands)

       The following summarizes the contractual maturities of time deposits during years subsequent to December 31, 1997:

                                                                 Time
                                                             Deposits     Other
                                                          of $100,000      Time
                                                              or More  Deposits
1998                                                         $ 97,902  $129,605
1999                                                            5,523    49,433
2000                                                            2,069     7,430
2001                                                              726     4,469
2002 and Beyond                                                   400     6,170
Total                                                        $106,620  $197,107

       The carrying value of time deposits at
December 31, 1997 and 1996 was $303,727 and
$219,558, respectively. The estimated fair value of time deposits at December 31, 1997 and 1996 was $304,374 and $219,558, respectively. The fair value of time deposits is based on the discounted value of contractual cash flows, except that the fair value is limited to the extent that the customer could redeem the certificate after imposition of a premature withdrawal penalty.
The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

NOTE  9:  SHORT-TERM BORROWINGS (In Thousands)

       A summary of short-term borrowings is
presented below:


Federal Funds Purchased and Securities Sold
  Under Agreements to Repurchase:                    1997       1996      1995
    Balance at December 31                        $20,918     $16,597   $14,045
    Maximum Month-End Balance                      21,510      20,099    14,460
    Average During the Year                        17,450      15,094    12,166
    Average Rate During the Year                     4.74%       4.72%     4.97%
    Rate at December 31                              4.39%       4.39%     4.29%

Other Short-Term Borrowings:
    Balance at December 31                         $3,837      $6,109   $ 1,252
    Maximum Month-End Balance                       8,322       8,336     8,402
    Average During the Year                         5,041       3,430     3,689
    Average Rate During the Year                     5.77%       5.20%     5.81%
    Rate at December 31                              5.27%       5.50%     5.15%

Average Aggregate Borrowing Rates                    4.97%       4.81%     5.16%

       Securities sold under agreements to
repurchase generally mature within ninety days.
The Company maintains control over the securities underlying the agreements. Federal funds purchased represent overnight transactions.
       At December 31, 1997 other short-term
borrowings included demand notes issued to the U.S. Treasury. The Company has established overnight and term lines of credit with the Federal Home Loan Bank (FHLB). If advanced, such lines of credit will be collateralized by mortgage-backed securities, loans and FHLB stock.
Participation in the FHLB program requires an investment in FHLB stock. Investment in FHLB stock, included in Securities Available-for-Sale on the Consolidated Balance Sheets, amounted to $1,903 and $1,791 at December 31, 1997 and 1996, respectively.

NOTE  10: EARNINGS PER COMMON SHARE (In
Thousands, Except Per Share Amounts)

       The following table presents a
reconciliation of the numerator and denominator used in the calculation of basic and diluted earnings per common share (EPS) for each of the three year periods ended December 31, 1997.
Shares outstanding have been restated for the November 1997 five percent stock dividend and the November 1996 ten percent stock dividend.



                                                     Income     Shares Per Share
                                                       (Numerator)   (Denominator)     Amount
For the Year Ended December 31, 1997:
Basic EPS: Income Available to Common Shareholders        $10,997           5,846       $1.88
Dilutive Effect of Stock Options                              ---              79
Diluted EPS: Income Available to Common Shareholders
     and Assumed Conversions                              $10,997           5,925       $1.86

For the Year Ended December 31, 1996:
Basic EPS: Income Available to Common Shareholders        $20,260           6,184       $3.28
Dilutive Effect of Stock Options                              ---              64
Diluted EPS: Income Available to Common Shareholders
     and Assumed Conversions                              $20,260           6,248       $3.24

For the Year Ended December 31, 1995:
Basic EPS: Income Available to Common Shareholders        $12,424           6,564       $1.89
Dilutive Effect of Stock Options                              ---              55
Diluted EPS: Income Available to Common Shareholders
     and Assumed Conversions                              $12,424           6,619       $1.88

Options to purchase 43,500 shares of common stock at $32.81 per share were outstanding during the last quarter of 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire on November 26, 2007, were still outstanding at the end of 1997.

NOTE  11: REGULATORY MATTERS (In Thousands)

     In the normal course of business, the
Company and its subsidiaries operate under certain regulatory restrictions, such as the extent and structure of covered intercompany borrowings and maintenance of reserve requirement balances.
     The principal source of the funds for the payment of shareholder dividends by the Company has been from dividends declared and paid to the Company by its bank subsidiaries. As of December
31, 1997, the maximum amount that could have been paid by GFNB to the Company was approximately $13.2 million.
     Under current Federal Reserve regulations, the Company is prohibited from borrowing from the subsidiary banks unless such borrowings are secured by specific obligations. Additionally, the maximum of any such borrowing is limited to 10% of an affiliate's capital and surplus.
     The Company and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on an institution's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by
regulation to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum capital amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).
Management believes, as of December 31, 1997 and 1996, that the Company and all subsidiary banks meet all capital adequacy requirements to which they are subject.
     As of December 31, 1997, the most recent notification from the Federal Reserve Bank of New
York (the primary regulator of the Company) and the Office of the Comptroller of the Currency
(the primary regulator of the subsidiary banks) categorized each respective entity as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Company's or its subsidiary banks' categories.
     The Company ("Arrow") and its subsidiary banks, Glens Falls National Bank and Trust
Company ("Glens Falls National") and Saratoga
National Bank and Trust Company ("Saratoga
National") actual capital amounts and ratios are presented in the table below as of December 31, 1997 and 1996:


                                                Minimum Amounts     Minimum Amounts
                                                 For Capital            To Be
                                 Actual       Adequacy Purposes   Well Capitalized
                             Amount   Ratio     Amount    Ratio     Amount    Ratio
As of December 31, 1997:
Total Capital
 (to Risk Weighted Assets):
   Arrow                    $65,334    13.5%   $38,803     8.0%    $48,503    10.0%
   Glens Falls National      57,762    13.9     33,340     8.0      41,675    10.0
   Saratoga National          6,995    10.8      5,172     8.0       6,465    10.0
Tier I Capital
 (to Risk Weighted Assets):
   Arrow                    $59,267    12.2%   $19,416     4.0%    $29,124     6.0%
   Glens Falls National      52,550    12.6     16,669     4.0      25,004     6.0
   Saratoga National          6,258     9.7      2,586     4.0       3,879     6.0
Tier I Capital
 (to Average Assets):
   Arrow                    $59,267     7.3%   $32,431     4.0%    $32,431     4.0%
   Glens Falls National      52,550     7.2     29,194     4.0      36,493     5.0
   Saratoga National          6,258     7.6      3,307     4.0       4,133     5.0

As of December 31, 1996:
Total Capital
 (to Risk Weighted Assets):
   Arrow                    $76,885    20.6%   $29,887     8.0%    $37,359    10.0%
   Glens Falls National      47,902    15.6     24,581     8.0      30,726    10.0
   Saratoga National          6,353    10.7      4,741     8.0       5,926    10.0
Tier I Capital
 (to Risk Weighted Assets):
   Arrow                    $72,204    19.3%   $14,941     4.0%    $22,412     6.0%
   Glens Falls National      44,050    14.3     12,287     4.0      18,431     6.0
   Saratoga National          5,643     9.5      2,371     4.0       3,557     6.0
Tier I Capital
 (to Average Assets):
   Arrow                    $72,204    11.2%   $25,856     4.0%    $25,856     4.0%
   Glens Falls National      44,050     7.9     22,360     4.0      27,951     5.0
   Saratoga National          5,643     7.6      2,974     4.0       3,717     5.0

NOTE  12: RETIREMENT PLANS (In Thousands)

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

                                                   Qualified Plan       Nonqualified Plan
                                                   1997      1996        1997     1996
Actuarial Present Value of Benefit Obligations:
    Vested Benefit Obligation                   $ 9,345   $ 9,430     $ 2,630   $2,741
    Nonvested Benefit Obligation                     95       185         ---      ---
    Accumulated Benefit Obligation                9,440     9,615       2,630    2,741
    Effect of Projected Future
       Compensation Levels                        2,994     2,742         196      419
    Projected Benefit Obligation                 12,434    12,357       2,826    3,160
Plan Assets at Fair Value                        15,043    14,233         ---      ---
Plan Assets in Excess of
  (Less than) Projected Benefit Obligation        2,609     1,876      (2,826)  (3,160)
Unrecognized Net (Gain) Loss from
   Past Experience Different
   from that Assumed and Effect
   of Changes in Assumptions                       (426)      326         196      419
Unrecognized Prior Service (Gain) Cost              (42)      (48)        716      782
Unrecognized Net Asset at Transition
  (being recognized over 15 years)                 (369)     (500)        ---      ---
Adjustment Required to Recognize
   Minimum Liability                                ---       ---        (716)    (782)
  Prepaid (Accrued) Pension Cost                $ 1,772   $ 1,654     $(2,630) $(2,741)


       The following table sets forth the
 components of the Company's net periodic pension expense:



Qualified Non-contributory Plan:                       1997      1996      1995
Service Cost - Benefits Earned During the Period    $   414   $   588   $   481
Interest Cost on Projected Benefit Obligation           910       918       830
Actual Return on Plan Assets                         (2,880)   (2,133)   (2,828)
Net Amortization and Deferral                         1,528       835     1,759
Net Periodic Pension (Benefit) Expense              $   (28)  $   208   $   242

Supplemental Nonqualified Plan:                        1997      1996      1995
Service Cost - Benefits Earned During the Period     $   11    $   56      $ 53
Interest Cost on Projected Benefit Obligation           202       177       142
Net Amortization and Deferral                            74       188       165
Net Periodic Pension Expense                         $  287    $  421      $360

       The actuarial assumptions used to
determine the projected benefit obligation at December 31, 1997 and 1996 include a discount rate of 7.00% and 7.25%, respectively, and an assumed rate of increase in future compensation of 4.0% and 4.5%, for the respective years. The expected rate of return on investments was 9.0% for 1997, 1996 and 1995. The plan's assets are primarily comprised of short-term funds and U.S.
Treasury obligations, high grade corporate bonds and marketable equity securities. At December
31, 1997 and 1996, plan assets included 74 and 102 shares, respectively, of Arrow Financial
Corporation common stock with a market value of $2,502 and $2,397, respectively. During the respective years, the Plan received $75 and $88 from cash dividends on the Company's common stock.

       During 1996, divestiture of the Company's
Vermont banking operations created one-time financial accounting transactions for the defined benefit pension plan and the supplemental nonqualified plan, above, and for the nonpension postretirement benefit plan, discussed below. At
December 31, 1996, the prepaid pension cost for the defined benefit plan included a curtailment gain amounting to $445; the accrued pension cost for the supplemental nonqualifed plan reflected a $523 reduction of unrecognized prior service costs and recognition of $551 in additional benefits provided by the plan; and the accrued postretirement benefit cost for the nonpension plan included a curtailment loss of $561. Net expenses for these transactions were charged to the net gain on the disposition of Vermont operations (see Note 23) and, therefore, are not included in the net periodic pension expense above, or the net periodic postretirement benefit expense.

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

       The following table presents the plan's
status reconciled with amounts recognized in the Company's Consolidated Balance Sheets at December
31, 1997 and 1996:

                                                                 1997      1996
Accumulated Postretirement Benefit Obligation:
  Retirees                                                     $3,083    $3,112
  Fully Eligible Active Plan Participants                         269       221
  Other Active Plan Participants                                1,356     1,338
    Total Accumulated Postretirement Benefit Obligation         4,708     4,671
Unrecognized Transition Obligation
  (Being Recognized Over 20 Years)                             (1,811)   (1,939)
Unrecognized Prior Service Costs                                  (61)      (66)
Unrecognized Net Loss from Past Experience Different
 from that Assumed and Effect of Changes in Assumptions          (327)     (449)
Accrued Postretirement Benefit Cost                            $2,509    $2,217

       Net periodic postretirement benefit cost for the years ended December 31, 1997, 1996 and 1995 included the following components:


                                                      1997      1996     1995
  Service Cost                                        $ 94      $121     $106
  Interest Cost                                        312       326      305
  Net Amortization and Deferral                        131       176      172
  Net Periodic Postretirement Benefit Expense         $537      $623     $583

         The weighted-average discount rate used
in determining the accumulated postretirement benefit obligation at December 31, 1997 and 1996 was 7.00% and 7.25%, respectively, and the assumed rate of increase in future compensation was 4.0% and 4.5% for the respective years. For measurement purposes, the assumed annual rate of increase in the per capita cost of covered health care benefits for 1997 was 9.5% for medical benefits and 7.75% for dental benefits; the rate was assumed to decrease gradually to 5.5% by 2005, for both medical and dental benefits, and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $92 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $10.

NOTE  13: OTHER EMPLOYEE BENEFIT PLANS (In
Thousands)

       The Company maintains an employee stock
ownership plan (ESOP). Substantially all employees of the Company, and its subsidiaries, are eligible to participate upon satisfaction of applicable service requirements. During 1995, the ESOP borrowed $1.2 million from one of the Company's subsidiary banks to purchase outstanding shares of the Company's common stock.
The note required the Company to contribute the amount necessary for the ESOP to discharge its current obligations which included principal and interest payments on the note. The Company's ESOP provision amounted to $600, $840 and $740 in 1997, 1996 and 1995, respectively. As the debt was repaid, shares were released from collateral and allocated to active employees, based on the proportion of debt and interest paid in the year.
        The Company accounted for the ESOP under SOP 93-6, and accordingly, the shares pledged as collateral were reported as unallocated ESOP shares in shareholders' equity. As shares were released from collateral, the Company reported compensation expense equal to the current average market price of the shares, and the shares became outstanding for earnings per share computations.
At December 31, 1996, the debt was fully repaid.
       The Company also sponsors an Employee
Stock Purchase Plan (ESPP). Substantially all employees of the Company and its subsidiaries are eligible to participate upon satisfaction of applicable service requirements. The aggregate cost of the ESPP as reflected in the Company's consolidated financial statements was $95, $100 and $81 in 1997, 1996 and 1995, respectively.
       The Company also sponsors a Short-Term
Incentive Award Plan for senior management and a Profit Sharing Plan for substantially all employees. The cost of these plans was $318, $393 and $478 for 1997, 1996 and 1995, respectively. The Company's subsidiary banks have a variety of performance based incentive compensation plans for their employees.

NOTE  14: STOCK OPTION PLANS (Dollars In
Thousands, Except Per Share Amounts)

       The Company has established fixed
Incentive Stock Option and Non-qualified Stock
Option Plans.  As amended, these programs
reserved 612,546 shares of common stock (adjusted
for stock splits and dividends) for issuance to
key employees and provide for the granting of
stock appreciation rights to key employees.   At
December 31, 1997, 81,429 shares remained available for grant under these plans. Options may be granted at a price no less than the greater of the par value or fair market value of such shares on the date on which such option is granted, and generally expire ten years from the date of grant. Number of shares and related prices have been adjusted for the effect of the five percent stock dividend declared in 1997 and the ten percent stock dividend declared in 1996.
       Stock Appreciation Rights, which were
granted in tandem with non-qualified options, entitle the holder of an option to surrender the unexercised option, or any part thereof and receive in exchange a payment in cash representing the difference between the base value and the fair market value of the common stock of the Company.
       The Company applies APB Opinion No. 25
and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. In
October 1995, the FASB issued SFAS No. 123,
"Accounting for Stock-Based Compensation."  SFAS
No. 123 requires companies not using a fair value based method of accounting for employee stock options or similar plans, to provide pro forma disclosure of net income and earnings per share as if that method of accounting had been applied.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995 respectively: dividend yields of 2.50%, 3.25% and 3.25%; expected volatility of 20.5%, 21.3% and 24.0%; risk free interest rates of 5.76%, 6.05% and 5.68%; and expected lives of 7.0 years for each year. The effects of applying
SFAS No. 123 on the pro forma net income may not be representative of the effects on pro forma net income for future years. Pro forma disclosures for the Company for the years ending December 31, 1997, 1996 and 1995 are as follows:



                                                        1997      1996      1995
Net Income:
 As Reported                                         $10,977   $20,260   $12,424
 Pro Forma                                            10,854    20,191    12,419
Basic Earning Per Share:
 As Reported                                           $1.88      3.28     $1.89
 Pro Forma                                              1.86      3.27      1.89
Diluted Earnings Per Share:
 As Reported                                           $1.86      3.24     $1.88
 Pro Forma                                              1.83      3.23      1.88

       A summary of the status of the Company's stock option plans as of December 31, 1997, 1996 and 1995 and changes during the years ending on those dates is presented below:

                                       1997                      1996                    1995
                                     Weighted-                Weighted-               Weighted-
                                      Average                  Average                 Average
                                     Exercise                 Exercise                Exercise
                                 Shares    Price           Shares    Price         Shares    Price
                                                                                                >
Options:
  Outstanding at January 1       269,430   $14.30          302,576   $11.83        358,336   $10.35
  Granted                         43,500    32.81           53,500    22.80         70,340    15.26
  Exercised                      (51,024)   10.97          (82,026)   10.66       (123,698)    9.52
  Forfeited                          ---      ---           (4,620)   15.26          2,402)   12.28
  Outstanding at Year-end        261,906    18.03          269,430    14.30        302,576    11.83
  Exercisable at Year-end        132,367                   126,180                 155,627

Weighted-Average Fair Value
  of Options Granted During
  the Year                                  $8.54                     $5.53                   $3.84

       The following table summarizes information about the Company's stock options at
December 31, 1997:

                          Options Outstanding               Options Exercisable
                               Weighted-
                                 Average  Weighted-                     Weighted-
Range of             Number    Remaining    Average          Number       Average
Exercise        Outstanding  Contractual   Exercise     Exercisable      Exercise
Prices          At 12/31/97         Life      Price     at 12/31/97         Price
$4.63-$9.43          29,106    5.0 years     $ 7.50          29,106        $ 7.50
$11.92-$12.79        72,876    5.0            12.28          59,967         12.29
$15.26               62,874    6.1            15.26          29,903         15.26
$22.80               53,550    8.9            22.80          13,391         22.80
$32.81               43,500    9.9            32.81            ---            ---
$4.63-$32.81        261,906    6.9            18.03         132,367         12.97

NOTE  15:  SHAREHOLDER RIGHTS PLAN

       In 1997, the Board of Directors of the
Company adopted a shareholder rights plan. The plan provides for the distribution of one preferred stock purchase right for each outstanding share of common stock of the Company.
Each right entitles the holder, following the occurrence of certain events, to purchase a unit, consisting of one-hundredth of a share of Series
1 Junior Participating Preferred Stock, at a purchase price of $75 per unit, subject to adjustment. The rights will not be exercisable or transferable apart from the common stock except under certain circumstances in which a person or group of affiliated persons acquires, or commences a tender offer to acquire, 20% or more of the Company's common stock. Rights held by such an acquiring person or persons may thereafter become void. Under certain circumstances a right may become a right to purchase common stock or assets of the Company or common stock of an acquiring corporation at a substantial discount. Under certain circumstances, the Company may redeem the rights at $.01 per right. The rights will expire in April 2007 unless earlier redeemed or exchanged by the Company.

NOTE  16:  OTHER OPERATING INCOME AND OTHER
OPERATING EXPENSE (In Thousands)

           Other operating income included in
the consolidated statements of income is as follows:

                                                      1997      1996      1995
Financial Institution Bond Recovery                   $  ---    $  ---    $5,000
All Other                                              1,714     1,057     1,052
  Total Other Operating Income                        $1,714    $1,057    $6,052



       Other operating expenses included in
the consolidated statements of income are as follows:


                                                        1997      1996      1995
Advertising and Promotion                             $  558   $   572   $   694
Stationery and Printing                                  715       644       735
Telephone and Communications                             546       681       707
Postage                                                  811       909       989
Legal                                                    663       838       805
Other Real Estate Owned Losses, Net                      ---       271       209
Other Real Estate Owned Expenses                          74        84       215
FDIC and Other Insurance                                 218       258     1,147
All Other                                              2,038     2,079     3,588
  Total Other Operating Expense                       $5,623    $6,336    $9,089

NOTE  17: INCOME TAXES (In Thousands)

       The consolidated provision for income
 taxes is summarized below:

                                                       1997      1996      1995
Current Tax Expense:
  Federal                                            $4,367   $ 9,378    $5,650
  State                                                 378     1,347     1,064
    Total Current Tax Expense                         4,745    10,725     6,714
Deferred Tax Expense (Benefit):
  Federal                                               737       409       321
  State                                                (327)     (312)      (49)
    Total Deferred Tax Expense (Benefit)                410        97       272
      Total Consolidated Provision for Income Taxes  $5,155   $10,822    $6,986


The consolidated provisions for income taxes differed from the amounts computed by applying the U.S. Federal Income Tax Rate of 35% for 1997,
1996 and 1995 to pre-tax income from continuing operations as a result of the following:


                                                       1997      1996      1995
Computed Tax Expense at Statutory Rates              $5,653   $10,879    $6,793
Increase (Reduction) in Income Taxes Resulting From:
  Tax-Exempt Income                                    (563)     (440)     (492)
  Nondeductible Interest Expense                         65        53        74
  State Taxes, Net of Federal Income Tax Benefit        497       673       659
  State Taxes Settlement, Net of Federal
    Income Tax Benefit                                 (464)      ---       ---
  Other Items, Net                                      (33)     (343)      (48)
    Total Consolidated Provision for Income Taxes    $5,155   $10,822    $6,986


       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                  1997      1996
Deferred Tax Assets:
  Allowance for Loan Losses                                     $2,555    $2,300
  Pension and Deferred Compensation Plans                        2,570     2,188
  Deferred Expenses                                              1,115     1,699
    Total Gross Deferred Tax Assets                              6,240     6,187

Deferred Tax Liabilities:
  Pension Plans                                                    758       555
  Depreciation                                                     398       297
  Deferred Income                                                  466       447
  Other                                                            113       250
    Total Gross Deferred Tax Liabilities                         1,735     1,549
    Net Deferred Tax Asset                                      $4,505    $4,638

       Management believes that the realization
of the recognized net deferred tax asset of
$4,505 and $4,638 at December 31, 1997 and 1996,
respectively, is more likely than not, based on
existing carryback ability, available tax
planning strategies and expectations as to future
taxable income.  Accordingly, there was no
valuation allowance for deferred tax assets as of
December 31, 1997 and 1996.   Not included in net
deferred tax assets above are deferred tax liabilities relating to unrealized gains on securities available for sale of $553 at December
31, 1997 and $154 at December 31, 1996.  During
1997, the increase in deferred net tax assets relating to purchase acquistion transactions amounted to $277.


NOTE  18: LEASE COMMITMENTS (In Thousands)

       At December 31, 1997, the Company was
obligated under a number of noncancellable operating leases for land, buildings and equipment. Certain of these leases provide for escalation clauses and contain renewal options calling for increased rentals if the lease is renewed.
       Future minimum lease payments on
operating leases at December 31, 1997 were as follows:

                                                                Operating
                                                                   Leases
       1998                                                          $ 59
       1999                                                            49
       2000                                                            49
       2001                                                            49
       2002                                                            49
       Later Years                                                    683
       Total Minimum Lease Payments                                  $938


NOTE  19: FINANCIAL INSTRUMENTS WITH
OFF-BALANCE SHEET RISK AND CONTINGENT LIABILITIES
          (In Thousands)

       The Company is party to financial
instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and loans sold with recourse. Commitments to extend credit include home equity lines of credit, credit card lines of credit, commitments for residential and commercial construction and other personal and commercial lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.
The contract or notional amounts of those instruments reflect the extent of the involvement the Company has in particular classes of financial instruments.
       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
       Financial instruments whose contract
amounts represent credit risk as of December 31 are as follows:


                                              1997                    1996
                                     Fixed  Variable    Total   Fixed  Variable     Total
Commitments to Extend Credit        $  ---   $77,307  $77,307  $  ---   $60,919   $60,919
Standby Letters of Credit              ---       653      653     ---     1,185     1,185

       Commitments to extend credit are
agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
The Company evaluates each customer's
creditworthiness on a case-by-case basis. Credit card lines of credit are generally, unsecured.
Home equity lines of credit are secured by residential real estate. Construction lines of credit are secured by underlying real estate.
For other lines of credit, the amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
       Standby letters of credit are
conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.
       Under SFAS No. 107 the fair value of
commitments to extend credit is determined by estimating the fees to enter into similar agreements, taking into account the remaining terms and present creditworthiness of the counterparties, and for fixed rate loan commitments, the difference between the current and committed interest rates. The fair value of standby letters of credit is based on the fees currently charged for similar agreements or the cost to terminate the arrangement with the counterparties. The Company provides several types of commercial lines of credit and standby letters of credit to its commercial customers.
The pricing of these services is not isolated as the Company considers the customer's complete deposit and borrowing relationship in pricing individual products and services. The commitments to extend credit also include commitments under home equity lines of credit, for which the Company charges no fee. Unadvanced credit card lines comprise the other major category of commitments to extend credit. The bank charges a nominal annual fee to the cardholders which covers both the cost to process purchases made and settled before interest is charged as well as cash advances and financings of purchases. The carrying value and fair value of commitments to extend credit are not material and the Company does not expect to incur any material loss as a result of these commitments.
       In the normal course of business, the
Company and its subsidiary banks became involved in a variety of routine legal proceedings including so-called "lender liability" claims, in which borrowers allege that they have suffered loss as a result of inappropriate actions taken by lending banks. At present, there are no legal proceedings pending or threatened which, in the opinion of management and counsel, would result in a material loss to the Company.

NOTE 20:  FAIR VALUE OF FINANCIAL INSTRUMENTS (In
Thousands)

       The following table presents a summary
of the carrying amount and fair value of the Company's financial instruments not carried at fair value:


                                                    1997                   1996
                                            Carrying      Fair     Carrying      Fair
                                              Amount     Value       Amount     Value
Securities Held-to-Maturity (Notes 1 and 3) $ 44,082  $ 45,562     $ 30,876  $ 31,519
Net Loans and Leases (Notes 1 and 4)         479,619   489,031      387,930   392,128
Time Deposits (Notes 1 and 8)                303,727   304,374      219,558   219,558

NOTE  21: PARENT ONLY FINANCIAL INFORMATION (In
Thousands)

       Condensed financial information for
Arrow Financial Corporation is as follows:


BALANCE SHEETS                                                       December 31,
                                                                 1997      1996
ASSETS
Interest-Bearing Deposits with Subsidiary Banks               $   156   $   374
  Cash and Cash Equivalents                                       156       374
Securities Available-for-Sale                                   1,129        50
Investment in Subsidiaries at Equity                           73,418    83,588
Premises and Equipment, Net                                       ---        19
Other Assets                                                    4,469     3,136
  Total Assets                                                $79,172   $87,167
LIABILITIES
Short-Term Debt with Nonbank Subsidiary                       $   ---   $ 6,375
Other Liabilities                                               5,301     6,496
  Total Liabilities                                             5,301    12,871
SHAREHOLDERS' EQUITY
Common Stock                                                    6,906     6,577
Surplus                                                        65,277    54,569
Undivided Profits                                              22,531    26,992
Valuation Allowance for Securities Available-for-Sale             764       208
Treasury Stock, at Cost                                       (21,607)  (14,050)
  Total Shareholders' Equity                                   73,871    74,296
  Total Liabilities and Shareholders' Equity                  $79,172   $87,167



STATEMENTS OF INCOME                                 Years Ended December 31,
Income:                                                1997      1996      1995
  Dividends from Bank Subsidiaries                  $ 2,300   $ 3,990   $ 3,155
  Liquidating Dividends from Green Mountain Bank     33,060       ---       ---
  Dividends from Nonbank Subsidiaries                   320     2,569     3,129
  Interest and Dividends on Securities
    Available-for-Sale                                  222         2        16
  Other Income (Including Management Fees)              398     8,214     7,454
  Net Gains on Securities Transactions                  ---       ---        51
    Total Income                                     36,300    14,775    13,805
Expense:
  Interest Expense                                      128       421       244
  Salaries and Benefits                                 476     5,666     5,727
  Occupancy and Equipment                                 6       995       969
  Other Expense                                         418     1,764     1,406
    Total Expense                                     1,028     8,846     8,346
Income Before Income Tax Benefit and Equity
  in Undistributed Net Income of Subsidiaries        35,272     5,929     5,459
Income Tax Benefit                                      351       244       270
Income Before Equity in Undistributed
  Net Income of Subsidiaries                         35,623     6,173     5,729
Equity in (Distributions in Excess of)
  Undistributed Net Income of Subsidiaries          (24,626)   14,087     6,695
Net Income                                          $10,997   $20,260   $12,424

STATEMENTS OF CASH FLOWS                                        Years Ended December 31,
                                                            1997           1996           1995
Operating Activities:
  Net Income                                             $10,997        $20,260        $12,424
  Adjustments to Reconcile Net Income to Net Cash
     Provided by Operating Activities:
       Distributions in Excess of
         (Undistributed) Net Income of Subsidiaries       24,626        (14,087)        (6,695)
       Depreciation and Amortization                           8             12             38
       Compensation Expense for Allocated ESOP Shares        ---            252             24
       Gains on the Sale of Securities Available-for-Sale    ---            ---            (51)
       Changes in Other Assets and Other Liabilities      (2,535)           882            457
Net Cash Provided by Operating Activities                 33,096          7,319          6,197

Investing Activities:
  Proceeds from the Sale of Securities Available-for-Sale  9,793            ---            469
  Proceeds from the Maturities
      of Securities Available-for-Sale                       342            ---            ---
  Purchases of Securities Available-for-Sale             (11,196)            (1)           ---
  Capital Investment in Subsidiary Banks                 (13,917)          (500)           ---
  Sale of Fixed Assets to Subsidiaries                        17            ---            859
Net Cash (Used in) Provided by Investing Activities      (14,961)          (501)         1,328

Financing Activities:
  Net (Decrease) Increase in Short-Term Borrowings        (6,375)         6,375            ---
  Repayment of Long-Term Debt                                ---            ---         (4,470)
  Exercise of Stock Options                                   33            412            164
  Disqualifying Disposition of Incentive Stock Options        33             50             28
  Purchase of Treasury Stock                              (7,479)       (10,052)        (1,881)
  Cash Dividends Paid                                     (4,565)        (3,886)        (3,196)
Net Cash Used in Financing Activities                    (18,353)        (7,101)        (9,355)

Net Decrease in Cash and Cash Equivalents                   (218)         ( 283)        (1,830)
Cash and Cash Equivalents at Beginning of the Year           374            657          2,487
Cash and Cash Equivalents at End of the Year             $   156        $   374        $   657

Supplemental Cash Flow Information:
  Interest Paid                                          $   262          $ 288          $ 277
  Income Taxes Paid                                        6,571         11,235          6,908
  Cancellation of Debentures by Exercise of Cancellable
     Mandatory Stock Purchase Contracts                      ---            ---            370


NOTE 22:  SIGNIFICANT GROUP CONCENTRATIONS OF
CREDIT RISK (In Thousands)

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

NOTE 23:  BRANCH ACQUISTIONS AND DIVESTITURE OF
VERMONT OPERATIONS (In Thousands)

       On June 27, 1997, the Company completed
the acquisition of six branches in upstate New
York from Fleet Bank, a subsidiary of Fleet
Financial Group, Hartford, CT. The branches are located in the towns of Plattsburgh (2), Lake
Luzerne, Port Henry, Ticonderoga and Warrensburg and became branches of GFNB. GFNB acquired substantially all deposits at the branches and most of the loans held by Fleet Bank related to the branches. Total deposit liabilities at the branches assumed by GFNB were approximately $140 million and the total amount of the branch-related loans acquired was approximately $34 million. Under the purchase agreement, GFNB also acquired from Fleet an additional $10 million of residential real estate loans not related to the branches.

       During 1996, the Company, in three
separate transactions, completed the divestiture of its Vermont banking operations. This included the transfer of approximately $208 million of deposits, the sale of approximately $148 million of loans and the sale of the Vermont trust operation. The net gain on the divestiture was $15.3 million.
       Principal components of the net gain
included: premium on deposits transferred ($15.7 million), proceeds from the sale of the trust operation ($3.0 million) and a gain on the loans sold ($2.6 million), partially offset by personnel costs relating to severance and the costs of benefits related to the Company's pension and postretirement plans, as described in
Note 12 ($1.7 million), the writedown of certain fixed assets, principally the main office ($2.0 million) and other net costs ($2.3 million), which included professional fees, reserves for certain warranties provided to the purchasers, losses on various other assets and miscellaneous costs.
       The Company did not transfer the main
office located in Rutland, Vermont.  At December
31, 1997 and 1996, the Company was holding the building for sale and it was carried at estimated fair value less costs to sell and included in other assets on the consolidated balance sheets.